UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Preliminary Proxy Statement
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Intercept Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 29, 2015

To Our Stockholders:

We are pleased to invite you to attend the 2015 Annual Meeting of Stockholders of Intercept Pharmaceuticals, Inc., which will be held on Tuesday, November 24, 2015, at 9:00 a.m. Eastern Time, at Intercept’s corporate headquarters, located at 450 West 15th Street, Suite 505, New York, NY 10011.

Details regarding the meeting, the business to be conducted at the meeting and information about Intercept that you should consider when you vote your shares are described in this proxy statement.

The board of directors recommends the approval of each of Proposals 1, 2, 3 and 4 as set forth in the proxy statement.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by mail. After you have finished reading the proxy statement, we urge you to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Intercept. We look forward to seeing you at the annual meeting.

Sincerely,

Mark Pruzanski, M.D.
President and Chief Executive Officer

Intercept Pharmaceuticals, Inc.
450 West 15th Street, Suite 505
New York, NY 10011

October 29, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME: 9:00 a.m. Eastern Time

DATE: Tuesday, November 24, 2015

PLACE: Intercept’s Corporate Headquarters, 450 West 15th Street, Suite 505, New York, NY 10011

PURPOSES:

1.	To elect nine directors, to serve one-year terms, expiring at the next annual meeting of stockholders in 2016;
2.	To approve on a non-binding advisory basis, the compensation of our named executive officers;
3.	To vote, on a non-binding advisory basis, on the frequency of future stockholder advisory votes on executive compensation;
4.	To ratify the appointment of KPMG LLP as Intercept’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and
5.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record holder of Intercept common stock at the close of business on October 9, 2015. A list of stockholders of record will be available at the annual meeting and, during the ten days prior to the annual meeting, at our principal executive offices located at 450 West 15th Street, Suite 505, New York, NY 10011.

All stockholders of record on the record date are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy via the Internet or by mail in order to ensure that your shares are represented and voted at the annual meeting. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Bryan Yoon
Corporate Secretary

i

Intercept Pharmaceuticals, Inc.
450 West 15th Street, Suite 505
New York, NY 10011

PROXY STATEMENT FOR THE INTERCEPT PHARMACEUTICALS, INC.
2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 24, 2015

This proxy statement, along with the accompanying notice of 2015 annual meeting of stockholders, contains information about the 2015 annual meeting of stockholders of Intercept Pharmaceuticals, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 9:00 a.m., Eastern Time, on Tuesday, November 24, 2015, at our corporate headquarters located at 450 West 15th Street, Suite 505, New York, NY 10011.

In this proxy statement, we refer to Intercept Pharmaceuticals, Inc. as “Intercept,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the annual meeting.

On or about October 29, 2015, we began sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the annual meeting.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2014 annual report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2014, along with the amendment to our annual report on Form 10-K/A.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 24, 2015

This proxy statement and our 2014 annual report on Form 10-K, together with the amendment to our 2014 annual report on Form 10-K/A, are available for viewing, printing and downloading at http://www.interceptpharma.com/proxy.html. On this website, record holders can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our annual report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2014, along with the amendment to our annual report on Form 10-K/A, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financial Information” section of the “Investors” section of our website at www.interceptpharma.com. You may also obtain a printed copy of our annual report on Form 10-K, including our financial statements, along with the amendment to our annual report on Form 10-K/A, free of charge, from us by sending a written request to: Intercept Pharmaceuticals, Inc., 450 West 15th Street, Suite 505, New York, NY 10011, Attn: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The board of directors of Intercept is soliciting your proxy to vote at the 2015 annual meeting of stockholders to be held at our corporate headquarters, located at 450 West 15th Street, Suite 505, New York, NY 10011, on Tuesday, November 24, 2015, at 9:00 a.m. Eastern Time and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2014, along with a copy of the amendment to our annual report on Form 10-K/A, because you owned shares of Intercept common stock on the record date. The Company intends to commence distribution of the proxy materials to stockholders on or about October 29, 2015.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on October 9, 2015 are entitled to vote at the annual meeting. On this record date, there were 24,329,036 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below. If your shares are registered directly in your name through our stock transfer agent, VStock Transfer, LLC, or if you have stock certificates registered in your name, you may vote by any of the following methods:

•	By Internet. Go to http://www.interceptpharma.com/proxy.html. Follow the instructions included in the proxy card to vote by Internet.
•	By mail. You can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the board’s recommendations as noted below.
•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on November 23, 2015.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the listed nominees for directors;
•	“FOR” approval, on a non-binding advisory basis, of the executive compensation of our Named Executive Officers as described in this proxy statement;
•	“FOR” the option of “every ONE YEAR” with respect to the non-binding advisory vote on the frequency of stockholder advisory votes on executive compensation; and
•	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by re-voting by Internet as instructed above;
•	by notifying Intercept’s Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or
•	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by Internet or proxy card is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?”

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your brokerage firm subject to these rules, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the adoption of an amendment to the certificate of incorporation to increase the number of authorized shares of common stock and the ratification of the appointment of independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals.

The election of directors (Proposal 1), the non-binding advisory vote on executive compensation, or “say-on-pay” vote (Proposal 2), and the non-binding, advisory vote on the frequency of future “say-on-pay” votes (Proposal 3) are all “non-discretionary” items, meaning that if you do not instruct your brokerage firm on how to vote with respect to any of these proposals, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes.” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 4) without receiving instructions from you, because this is considered a “discretionary” item.

For any proposals requiring the affirmative vote of those shares present and entitled to vote, broker non-votes will not affect the outcome of the vote.

Therefore, we encourage you to provide voting instructions to your bank, broker or other designee. This ensures your shares will be voted at the annual meeting and in the manner you desire.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote FOR all of the nominees, to WITHHOLD your vote from all of the nominees or to WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors.
Proposal 2: Advisory Vote on Executive Compensation, or “Say-on-Pay”	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal 3: Advisory Vote on the Frequency of “Say-on-Pay” Votes	The frequency of holding an advisory vote on compensation of our named executive officers receiving the greatest number of votes will be the frequency of that vote that has been approved by our stockholders. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of holding an advisory vote on executive compensation.
Proposal 4: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015, our audit committee of our board of directors will reconsider its appointment.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, VStock Transfer, LLC, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you provide on the proxy card or through other means.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 9:00 a.m. Eastern Time on Tuesday, November 24, 2015 at our corporate headquarters, located at 450 West 15th Street, Suite 505, New York, NY 10011. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, VStock Transfer, LLC, by calling their toll free number, 1-855-9VSTOCK.

If you do not wish to participate in “householding” and would like to receive your own set of Intercept’s proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Intercept stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•	If your Intercept shares are registered in your own name, please contact our transfer agent, VStock Transfer, LLC, and inform them of your request by calling them at 1-855-9VSTOCK or writing them at 18 Lafayette Place, Woodmere, New York 11598.

•	If a broker or other nominee holds your Intercept shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by going to http://www.interceptpharma.com/proxy.html and following the instructions relating to the electronic delivery of proxy materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 9, 2015, by:

•	our executive officers named in the Summary Compensation Table;
•	each of our directors and director nominees;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of October 9, 2015, pursuant to derivative securities, such as options, warrants or restricted stock units, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on an aggregate of 24,329,036 shares of common stock outstanding as of October 9, 2015.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director, director nominee and executive officer is: c/o Intercept Pharmaceuticals, Inc., 450 West 15th Street, Suite 505, New York, NY 10011.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors, Director Nominees and Executive Officers
Mark Pruzanski, M.D.(1)	792,652	3.2%
David Shapiro, M.D.(2)	78,924	*
Barbara Duncan(3)	80,735	*
Rachel McMinn, Ph.D.(4)	10,720	*
Lisa Bright(5)	16,136	*
Srinivas Akkaraju, M.D., Ph.D.(6)	16,146	*
Luca Benatti, Ph.D.(7)	1,476	*
Paolo Fundaro(8)	17,225	*
Sanj K. Patel(9)	636	*
Glen Sblendorio(10)	636	*
Jonathan Silverstein(11)	1,134,486	4.7%
Klaus Veitinger, M.D., Ph.D.(12)	11,393	*
Nicole Williams(13)	25,953	*
Gino Santini	—	—
Daniel Welch	—	—
All current executive officers, directors and director nominees as a group (16 persons)(14)	2,205,954	9.1%
Five Percent Stockholders
Genextra S.p.A.(15)	6,454,953	26.5%
FMR LLC(16)	3,203,951	13.2%
Carmignac Gestion(17)	1,324,607	5.4%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of 524,408 shares of common stock (including 17,743 shares underlying unvested restricted stock awards with voting rights) and options to purchase 268,244 shares of common stock that are exercisable within 60 days of October 9, 2015.

(2)	Consists of 28,222 shares of common stock (including 5,996 shares underlying unvested restricted stock awards with voting rights) and options to purchase 50,702 shares of common stock that are exercisable within 60 days of October 9, 2015.
(3)	Consists of 23,125 shares of common stock (including 5,742 shares underlying unvested restricted stock awards with voting rights) and options to purchase 57,610 shares of common stock that are exercisable within 60 days of October 9, 2015.
(4)	Consists of 8,343 shares of common stock (including 7,435 shares underlying unvested restricted stock awards with voting rights) and options to purchase 2,377 shares of common stock that are exercisable within 60 days of October 9, 2015.
(5)	Consists of 13,578 shares underlying unvested restricted stock awards with voting rights and options to purchase 2,558 shares of common stock that are exercisable within 60 days of October 9, 2015.
(6)	Consists of 8,642 shares of common stock and options to purchase 7,504 shares of common stock that are exercisable within 60 days of October 9, 2015.
(7)	Consists of 1,292 shares of common stock (including 301 shares underlying unvested restricted stock awards with voting rights) and options to purchase 184 shares of common stock that are exercisable within 60 days of October 9, 2015.
(8)	Consists of 8,221 shares of common stock and options to purchase 9,004 shares of common stock that are exercisable within 60 days of October 9, 2015.
(9)	Consists of 452 shares of common stock (including 301 shares underlying unvested restricted stock awards with voting rights) and options to purchase 184 shares of common stock that are exercisable within 60 days of October 9, 2015.
(10)	Consists of 452 shares of common stock (including 301 shares underlying unvested restricted stock awards with voting rights) and options to purchase 184 shares of common stock that are exercisable within 60 days of October 9, 2015.
(11)	Consists of (a) 1,120,324 shares of common stock owned by OrbiMed Private Investments IV, LP and (b) 609 shares underlying unvested restricted stock awards with voting rights and options to purchase 13,557 shares of common stock that are exercisable within 60 days of October 9, 2015 that are held directly by Mr. Silverstein. Mr. Silverstein disclaims beneficial ownership of the shares owned by OrbiMed Private Investments IV, LP, except to the extent of his pecuniary interest therein, if any. OrbiMed Capital GP IV LLC is the general partner of OrbiMed Private Investments IV, LP and OrbiMed Advisors LLC is the managing member of OrbiMed Capital GP IV LLC. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed Advisors LLC and may be deemed to have voting and investment power over the shares held by OrbiMed Private Investments IV, LP noted above. Each of OrbiMed Capital GP IV LLC, OrbiMed Advisors LLC and Mr. Isaly disclaims beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any. Mr. Silverstein is a member of OrbiMed Advisors LLC and is obligated to transfer any shares issued under any equity grants made to him to OrbiMed Advisors LLC and certain of its related entities. The address for OrbiMed Private Investments IV, LP is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(12)	Consists of 2,166 shares of common stock and options to purchase 9,227 shares of common stock that are exercisable within 60 days of October 9, 2015.
(13)	Consists of 962 shares of common stock and options to purchase 24,991 shares of common stock that are exercisable within 60 days of October 9, 2015.
(14)	Consists of (a) 1,753,029 shares of common stock beneficially owned by our officers, directors and director nominees as of, or will vest within 60 days of, October 9, 2015 (including 52,048 shares underlying unvested restricted stock awards with voting rights) and (b) options to purchase 452,925 shares of common stock beneficially owned by our officers, directors and director nominees which are exercisable within 60 days of October 9, 2015.

(15)	Represents shares of common stock owned by Genextra S.p.A. Francesco Micheli is the executive director of Genextra S.p.A. and, in such capacity, Mr. Micheli exercises voting control over the shares of common stock owned by Genextra S.p.A. and investment control over such shares as authorized by the board of directors of Genextra S.p.A. Mr. Micheli disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any. The address of each of Genextra S.p.A. and its affiliates is Via G. De Grassi, 11, 20123 Milan, Italy. Information relating to Mr. Micheli is based on Amendment No. 2 to Schedule 13G of Genextra S.p.A. filed with the SEC on February 17, 2015.
(16)	Based on information supplied by FMR LLC on Schedule 13G/A filed with the SEC on February 13, 2015. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC and its affiliates is 245 Summer Street, Boston, Massachusetts 02210.
(17)	Carmignac Gestion is an investment adviser organized under the laws of France with its address at 24 Place Vendome, Paris, France 75001. Information relating to Carmignac Gestion is based on its Form 13F filed with the SEC on August 7, 2015.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Each of our directors are elected annually and hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal. Our board of directors currently consists of nine members, all of whom were elected as directors at our 2014 Annual Meeting of Stockholders. Sanj K. Patel and Nicole Williams will not stand for re-election to our board of directors. The board of directors, upon the recommendation of the nominating and governance committee, has nominated Gino Santini and Daniel Welch to be newly elected as a members of our board at the 2015 Annual Meeting of Stockholders.

Our restated certificate of incorporation and our restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and our restated certificate of incorporation and amended and restated bylaws provide that any vacancy on our board of directors, including a vacancy resulting from an increase in the size of our board, may be filled only by vote of a majority of our directors then in office.

Each of the nominees listed below has been nominated by the board, upon the recommendation of the nominating and governance committee, for election or re-election as a director until the Annual Meeting of Stockholders to be held in 2016 and until their respective successors are elected, or until their earlier death, resignation or removal. Each of the nominees, other than Gino Santini and Daniel Welch, presently serve on the Board.

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s) with the Company
Jonathan T. Silverstein(3)	48	Chairman of the Board
Mark Pruzanski, M.D.	47	President, Chief Executive Officer and Director
Srinivas Akkaraju, M.D., Ph.D.(2)(3)(4)	47	Director
Luca Benatti, Ph.D.(1)(4)	55	Director
Paolo Fundaro(2)(3)	41	Director
Glenn Sblendorio(1)	59	Director
Klaus Veitinger, M.D., Ph.D.(2)(3)(4)	53	Director
Gino Santini	59	Director Nominee
Daniel Welch	57	Director Nominee

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee
(4)	Member of our science committee formed in September 2015

Jonathan T. Silverstein has served as a member of our board of directors since August 2012 and is our chairman. Since 1998, Mr. Silverstein has been a member of OrbiMed Advisors LLC, an asset management firm solely focused in healthcare with several billion dollars in assets under management. Prior to OrbiMed, Mr. Silverstein was a director of life sciences in the investment banking department at Sumitomo Bank. Mr. Silverstein currently serves on the board of directors of a number of private companies. From 2008 until 2011, Mr. Silverstein was a director of NxStage Medical, Inc. Since 2008, Mr. Silverstein has been a member of the board of directors of Glaukos Corporation, and since 2009, he has been a member of the board of directors of Roka Biosciences, Inc., which went public in 2014. From 2010 to 2014, Mr. Silverstein served as a director of Relypsa, Inc. and since 2014, he has been a member of the board of directors of Ascendis Pharma AS. Mr. Silverstein has a B.A. in economics from Denison University and a J.D. and M.B.A. from the University of San Diego.

We believe that Mr. Silverstein brings leadership, strategic, company build-up and capital markets experience, particularly within the life science sector, to our board of directors.

Mark Pruzanski, M.D. is a co-founder of our company and has served as our chief executive officer and president, and has been a member of our board of directors, since our inception in 2002. He has over 15 years of experience in life sciences company management, venture capital and strategic consulting. Dr. Pruzanski was previously a venture partner at Apple Tree Partners, an early stage life sciences venture capital firm he co-founded in 1999. Prior to that, he was an entrepreneur-in-residence at Oak Investment Partners. Dr. Pruzanski received his M.D. from McMaster University in Ontario, a M.A. degree in International Affairs from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy and Washington, D.C., and a bachelor’s degree from McGill University in Montreal, Quebec. He currently also serves on the boards of the Emerging Company Section of the Biotechnology Industry Association (BIO) and the Foundation for the Defense of Democracies, a think tank in Washington, D.C. Dr. Pruzanski is a co-author of a number of scientific publications and an inventor of several patents relating to our product candidates and scientific discoveries.

We believe that Dr. Pruzanski’s perspective and the experience he brings as our chief executive officer and president and as one of our company’s founders, together with his historic knowledge of our company and our product candidates, operational expertise and continuity to our board of directors, and his experience in managing and investing in companies within the life sciences industry, qualify him to serve as a member of our board of directors.

Srinivas Akkaraju, M.D., Ph.D. has served as a member of our board of directors since October 2012. Dr. Akkaraju has been a general partner of Sofinnova Ventures since April 2013. From January 2009 until April 2013, Dr. Akkaraju was a managing director of New Leaf Venture Partners, L.L.C. From 2006 to 2008, Dr. Akkaraju served as a managing director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Prior to co-founding Panorama Capital, he was with J.P. Morgan Partners, which he joined in 2001 and of which he became a partner in 2005. From 1998 to 2001, he was in business and corporate development at Genentech, Inc. (a wholly owned member of the Roche Group), a biotechnology company, most recently as senior manager. Dr. Akkaraju received his M.D. and a Ph.D. in Immunology from Stanford University. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University. Dr. Akkaraju serves and has served on the boards of directors and board committees of numerous public and private companies. Dr. Akkaraju serves as a director of Seattle Genetics, Inc., Versartis Inc., ZS Pharma, Inc. and aTyr Pharma, Inc. Previously, Dr. Akkaraju served as a director on the boards of Barrier Therapeutics, Inc., Eyetech Pharmaceuticals, Inc. and Synageva Biopharma Corp., all publicly traded biotechnology companies, and Amarin Corporation plc, a foreign publicly traded biotechnology company.

We believe that Dr. Akkaraju’s scientific background, coupled with experience in private equity and venture capital investing, qualify him to serve as a member of our board of directors.

Luca Benatti, Ph.D. has served as a member of our board of directors since July 2014. Dr. Benatti has over 25 years of experience in the biopharmaceutical industry and has been serving as the chief executive officer and a director of EryDel S.p.A., a drug delivery company focused on rare diseases, since June 2012. From 1999 until May 2012, Dr. Benatti was the founder and chief executive officer of Newron Pharmaceuticals S.p.A., a company listed on the Swiss Exchange. Under his guidance, Newron developed a pipeline of potential therapies, with its most advanced compound, Xadago, recently approved in Europe and under regulatory review in the United States for the treatment of Parkinson’s disease. He also was instrumental in finalizing multimillion licensing deals with Merck Serono, Meiji Seika and Zambon, and in the acquisition of Hunter Fleming, a U.K.-based biotechnology company. From 1985 to 1998, he held various R&D positions at Farmitalia, Pharmacia and Pharmacia & Upjohn. Dr. Benatti graduated from and performed his post-doctoral training at Milano Genetics Institute. He serves as director on the board of Newron (SIX: NWRN), as chairman of the strategic advisory board of Zambon Pharma S.p.A, as chairman of the

Italian Angels for Biotech association, as vice President and member of the board of Assobiotec, the Italian Biotech Association, and member of the jury of the European Biotechnica Award. He has authored several scientific publications and holds a number of patents.

We believe that Dr. Benatti’s scientific background, together with his significant experience in drug development, financing, business development and regulatory matters at other biopharmaceutical companies, qualify him to serve on our board of directors.

Paolo Fundaro has served as a member of our board of directors since 2006. Mr. Fundaro has been Genextra’s chief financial officer since its inception in 2004. Before joining Genextra, Mr. Fundaro was director of finance and strategic planning for the Fastweb Group from 2000 to 2004. Previously, he worked for investment banks, including Salomon Smith Barney (now Citigroup) and Donaldson Lufkin & Jenrette (now Credit Suisse). Mr. Fundaro has a degree in Business Management from Bocconi University in Milan, Italy.

We believe that Mr. Fundaro possesses specific attributes that qualify him to serve as a member of our board of directors, including his significant experience in corporate finance and his experience building, investing in and growing companies in diverse industries, including the biopharmaceutical industry.

Gino Santini has been nominated for election to our board of directors at our 2015 annual meeting. From 1983 to December 2010, Mr. Santini held a variety of commercial and operational roles at Eli Lilly and Company, a public global pharmaceutical company, serving most recently from April 2007 to December 2010 as Senior Vice President, Corporate Strategy and Business Development, where he led corporate strategy and long-range planning, mergers and acquisitions, new product licensing and the expansion of Lilly Ventures in the United States and China. During his tenure at Eli Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions and Senior Vice President of Corporate Strategy and Policy from 2004 to 2007. Mr. Santini serves on the boards of directors of the following public biopharmaceutical companies: AMAG Pharmaceuticals, Inc., since 2012; Collegium Pharmaceuticals, Inc., since 2012; Horizon Pharma plc (and its predecessor company), since 2012; and Vitae Pharmaceuticals, Inc., since 2014. Mr. Santini was previously a director of Sorin, S.p.A., a global public medical device company, until its acquisition in October 2015. Mr. Santini also serves as a director for a number of private biopharmaceutical companies such as Intarcia Therapeutics, Inc., Allena Pharmaceuticals, Inc. and Artax Biopharma Inc. Mr. Santini is a past chairman of the board of the National Pharmaceutical Council and of Noble of Indiana, a non-profit agency serving individuals with developmental disabilities. He also served on the board of directors for United Way and the executive committee and the board of directors of the Indianapolis Chamber of Commerce. He holds an undergraduate degree in mechanical engineering from the University of Bologna and an M.B.A. from the Simon School of Business, University of Rochester.

We believe that Mr. Santini’s experience in a variety of operational and leadership roles at Eli Lilly, including his domestic and international commercial, corporate strategy, business development and transaction experience, qualify him to serve as a member of our board of directors.

Glenn Sblendorio has served as a member of our board of directors since 2014. Mr. Sblendorio is the president and chief financial officer and a director of The Medicines Company. From March 2006 to February 2012, he served as chief financial officer and executive vice president of The Medicines Company. From November 2005 until he joined The Medicines Company, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Previously, Mr. Sblendorio was executive vice president and chief financial officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Mr. Sblendorio also held the position of Chief Executive Officer and Managing Director of MPM Capital Advisors. His other pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including vice president, finance of Roche Molecular Systems and head of finance-controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc. and Ophthotech Corporation, both of which are public biopharmaceutical companies. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University and is a graduate of the Harvard Business School, Advanced Management Program.

We believe that Mr. Sblendorio’s financial expertise, his experience as a member of the leadership of numerous life sciences companies, together with his experience as chief financial officer and board member with numerous companies, qualify him to serve as a member of our board of directors. In addition, Mr. Sblendorio brings expertise to our company in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight.

Klaus Veitinger, M.D., Ph.D., has served as a member of our board of directors since August 2012. Since October 2007, Dr. Veitinger has been a venture partner at OrbiMed Advisors LLC. Most recently, Dr. Veitinger was a member of the executive board of Schwarz Pharma AG and the chief executive officer of Schwarz Pharma, Inc. with responsibility for the U.S. and Asia businesses culminating in the ultimate sale of Schwarz Group in 2006. Dr. Veitinger has served and currently serves on the boards of directors of several private and public companies in the life sciences sector. Dr. Veitinger was a director of Relypsa, Inc. through June 2015. Previously, Dr. Veitinger was also a director of PhRMA for seven years. Dr. Veitinger earned his medical degree and doctorate (Ph.D.) in pathophysiology from the University of Heidelberg. He earned his M.B.A. at INSEAD in France.

We believe that Dr. Veitinger possesses specific attributes that qualify him to serve as a member of our board of directors, including his significant experience in corporate strategy, drug development, regulatory and commercial matters, as well as his experience in general management of biopharmaceutical companies.

Daniel Welch has been nominated for election to our board of directors at our 2015 annual meeting. Mr. Welch has been an Executive Partner at Sofinnova Ventures since 2015. From 2003 until October 2014, Mr. Welch was the Chairman, Chief Executive Officer and President of InterMune, Inc., which was listed on the Nasdaq Stock Market until the acquisition of the company by Roche. During his tenure, InterMune secured registration of Esbriet, the first medicine approved for idiopathic pulmonary fibrosis in Europe and the United States. Mr. Welch built the InterMune development and commercial teams that delivered the successful approval and launches of Esbriet in Europe and the United States. From August 2002 to January 2003, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company which was acquired by Gilead Sciences. From October 2000 to June 2002, he served as president of the pharmaceutical division of Elan Corporation, PLC (later acquired by Perrigo Company plc). From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo (now Sanofi S.A.) and its predecessor companies, Sanofi and Sterling Winthrop. During his time at Sanofi, he led the worldwide launches of Plavix®, Eloxatin® and Avapro® as Vice President of Worldwide Marketing and served as Chief Operating Officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. He currently serves on the board of directors of Ultragenyx Pharmaceutical Inc. (where he serves as the Chairman of the board) and Seattle Genetics, Inc. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina.

We believe that Mr. Welch’s knowledge and experience in leading companies from clinical stage drug development through to large-scale commercialization, as well as his track record of building operations and international businesses, qualify him to serve as a member of our board of directors.

There are no family relationships between or among any of our directors or nominees. The principal occupation and employment during the past five years of each of our directors and nominees was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Director Nominations

No material changes have been made to the procedures by which stockholders may recommend nominees to our board of directors.

Board Determination of Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors and the director nominees has with Intercept, either directly or indirectly. Based upon this review, our board has determined that Messrs. Santini and Welch, our director nominees, and all of our directors other than Dr. Pruzanski, our chief executive officer and president, are “independent directors” as defined by NASDAQ. Our board of directors also determined that Messrs. Fundaro and Silverstein and Drs. Akkaraju and Veitinger, who comprise our nominating and governance committee, all satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. With respect to our audit committee, our board of directors has determined that Ms. Williams, Dr. Benatti and Mr. Sblendorio satisfy the independence standards for such committee established by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the SEC and the NASDAQ Marketplace Rules, as applicable. With respect to our compensation committee, our board of directors has determined that Drs. Akkaraju and Veitinger and Messrs. Fundaro, and Patel satisfy the independence standards for such committee established by Rule 10C-1 under the Exchange Act, the SEC and the NASDAQ Marketplace Rules, as applicable.

In making such determinations, the board of directors considered the relationships that each such non-employee director or director nominee has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of our directors and director nominees, our board of directors considered the association of each such non-employee director and director nominee has with us and all other facts and circumstances our board of directors deemed relevant in determining independence.

Committees of the Board of Directors and Meetings

Meeting Attendance.  During the fiscal year ended 2014 there were eight meetings of our board of directors, and the various committees of the board met a total of 13 times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served during fiscal 2014. The board has adopted a policy under which each member of the board is strongly encouraged but not required to attend each annual meeting of our stockholders either in person or via teleconference.

Our board of directors intends to make new committee designations after our directors commence their new terms in office upon the completion of our annual meeting of stockholders.

Audit Committee.  Our audit committee met eight times during fiscal 2014. This committee currently has three members: Ms. Williams (Chairperson), Dr. Benatti and Mr. Sblendorio. Our board of directors determined that Ms. Williams is an audit committee financial expert, as defined by the rules of the SEC, and satisfies the financial sophistication requirements of applicable NASDAQ rules. Our board of directors has determined that each of Ms. Williams, Dr. Benatti and Mr. Sblendorio is an independent director under the NASDAQ Marketplace Rules and Rule 10A-3 of the Exchange Act.

Ms. Williams, who will not stand for re-election, will also cease to be a member of the audit committee after our 2015 Annual Stockholders Meeting, until which time she will serve as our audit committee chairperson and audit committee financial expert. Mr. Sblendorio will serve as the audit committee financial expert upon Ms. Williams’ departure from our board of directors. Our board of directors intends to designate a third member to our audit committee upon the completion of our annual meeting of stockholders.

Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews our annual and quarterly financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;
•	review the proposed scope and results of the audit;
•	review and pre-approve audit and non-audit fees and services;
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions, if any; and
•	prepare the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Please also see the report of the audit committee set forth elsewhere in this proxy statement.

A copy of the audit committee’s written charter is publicly available in the “Investors” section of our website at www.interceptpharma.com.

Compensation Committee.  Our compensation committee met four times during fiscal 2014. Until Dr. Tallarigo’s retirement from our board of directors in July 2014 after our annual meeting, our compensation committee was composed of Drs. Veitinger and Tallarigo, Mr. Patel and Ms. Williams. Since September 2014, our compensation committee has been composed of Drs. Akkaraju and Veitinger and Messrs. Fundaro and Patel. Mr. Patel, who will not stand for re-election, will also cease to be a member of the compensation committee after our 2015 Annual Stockholders Meeting. All members of the compensation committee qualify as independent under the definition promulgated by The NASDAQ Stock Market and Rule 10C-1 of the Exchange Act.

Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and include:

•	reviewing and recommending the compensation arrangements for management, including the compensation for our president and chief executive officer;
•	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•	administering our equity incentive plans; and
•	preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

In respect of the determination of the compensation of our president and chief executive officer, the compensation committee conducts its decision making process without the president and chief executive officer present.

Our compensation committee makes all compensation decisions regarding our executive officers, after which it makes a recommendation to our full board of directors. Our board of directors then approves the compensation for our executive officers.

During the first calendar quarter of each year, we evaluate each executive’s performance for the prior year. In connection with each annual review cycle, Dr. Pruzanski, our president and chief executive officer, meets with our executive officers to discuss our accomplishments during the year and the individual’s performance and contributions over the prior year. Based on these discussions, Dr. Pruzanski, with respect to each executive other than himself, prepares an evaluation of the executive’s performance. Dr. Pruzanski also prepares his own self-assessment as well as a detailed review of company performance against stated

corporate goals. This process leads to a recommendation by Dr. Pruzanski to the compensation committee with respect to each executive officer, including himself, as to:

•	the achievement of stated corporate and individual performance goals;
•	the level of contributions made to the general management and guidance of our company;
•	the need for salary increases;
•	the amount of bonuses to be paid; and
•	whether or not stock option and/or other equity awards should be made.

These recommendations are reviewed and taken into account by the compensation committee. The compensation committee makes a recommendation regarding executive compensation to the full board of directors, which then approves the compensation of our executive officers.

In designing our executive compensation program, our compensation committee considers publicly available compensation data for U.S. companies in the biopharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee also retained Pearl Meyer & Partners, or PM&P, an independent compensation consultant, to assist the committee in determining a peer group of companies to use for executive and director compensation based on our company’s current stage of development, to provide comparative data on executive and director compensation practices in our industry and to generally advise us on our executive and director compensation programs, including the terms of our employment agreements. For 2014, PM&P provided advice and data to the compensation committee on executive and director compensation matters, including the selection of our peer group, comparative market pay levels, equity dilution and annual share utilization practices, incentive plan design and emerging market trends.

Although the compensation committee considered PM&P’s advice and recommendations about our executive compensation program, the compensation committee ultimately makes its own decisions about these matters. Our compensation committee may engage other independent compensation consultants to provide additional guidance for executive compensation and conduct further competitive benchmarking against a peer group of publicly traded companies. In June 2015, our compensation committee retained Radford, an independent compensation consultant and a division of Aon Hewitt, which is a subsidiary of Aon plc, to provide compensation and consulting services for 2015.

The compensation committee regularly reviews the services provided by its outside consultants and performs an annual assessment on the independence of its compensation consultant to determine whether the compensation consultant is independent. The compensation committee conducted a specific review of its relationship with PM&P in 2014, and determined that PM&P is independent in providing Intercept with executive and director compensation consulting services and that PM&P’s work for the compensation committee did not raise any conflicts of interest, consistent with SEC rules and NASDAQ listing standards.

Our compensation committee will also review and discuss annually with management our “Compensation Discussion and Analysis” disclosure to the extent such disclosure is required by SEC rules.

A copy of the compensation committee’s written charter is publicly available in the “Investors” section of our website at www.interceptpharma.com.

Nominating and Governance Committee.  Our nominating and governance committee met one time during fiscal 2014 and currently has four members, Messrs. Fundaro (Chairman), Mr. Silverstein, Dr. Akkaraju and Dr. Veitinger. All members of the nominating and governance committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include:

•	evaluating and making recommendations to the full board as to the size and composition of the board and its committees;

•	identifying and nominating members of the board of directors;
•	developing and recommending to the board of directors a set of corporate governance principles applicable to our company; and
•	overseeing the evaluation of our board of directors.

Our nominating and governance committee recommended to the board of directors that Messrs. Santini and Welch join the board and upon such endorsement, the board recommended that Messrs. Santini and Welch be nominated as directors at our 2015 Annual Stockholder Meeting.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our restated by-laws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement.

Under our current corporate governance policies, the nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board. For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the nominating and governance committee under our corporate governance policies, it should submit such recommendation in writing c/o Corporate Secretary, Intercept Pharmaceuticals, Inc., 450 West 15th Street, Suite 505, New York, NY 10011.

A copy of the nominating and governance committee’s written charter is publicly available in the “Investors” section of our website at www.interceptpharma.com.

Science Committee.  In September 2015, the board of directors resolved to form a standing science committee initially consisting of Drs. Akkaraju, Benatti and Veitinger. This committee was created to assist the board of directors in its oversight of our strategic direction and investment in research and development, technology and manufacturing activities. The science committee is also responsible for identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company. Due to its recent formation, the standing charter of the committee has not yet been finalized and the committee has not yet held any formal meetings.

Board Diversity

Our nominating and governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;
•	personal and professional integrity and ethical values;
•	experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;
•	experience relevant to our industry or with relevant social policy concerns;

•	relevant academic expertise or other proficiency in an area of our operations;
•	objective and mature business judgment and expertise; and
•	any other relevant qualifications, attributes or skills.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during fiscal 2014 has at any time been an officer or employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee, or other committee serving an equivalent function that has one or more executive officers serving as a member of our board of directors or compensation committee.

Board Leadership Structure and Role in Risk Oversight

The positions of chairman of the board and chief executive officer are presently separated at our company. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing our chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

While our restated by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to the regulatory approval and commercialization of pharmaceutical products, product candidate development, technological and competitive uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations and dependence on key personnel, as more fully discussed under Item 1.A. “Risk Factors” in our annual report on Form 10-K as may be periodically updated in our filings under the Exchange Act. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the audit committee of our board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 646-747-1000. However, any stockholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the chairman of the board or any individual director ATTN: SECURITY HOLDER COMMUNICATION, Board of Directors, Intercept Pharmaceuticals, Inc. at 450 West 15th Street, Suite 505, New York, NY 10011 or via

e-mail at secretary@interceptpharma.com. Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board may be excluded, such as:

•	junk mail and mass mailings;
•	resumes and other forms of job inquiries;
•	surveys; or
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with Dr. Pruzanski and the executive officers listed below, other than Dr. Adorini, with whom we have a consulting agreement.

Name	Age	Position(s)
Luciano Adorini, M.D.	66	Chief Scientific Officer
Lisa Bright	47	Chief Commercial and Corporate Affairs Officer
Barbara Duncan	50	Chief Financial Officer and Treasurer
Rachel McMinn, Ph.D.	42	Chief Strategy Officer
David Shapiro, M.D.	61	Chief Medical Officer

Luciano Adorini, M.D. has served as our chief scientific officer since 2008. Dr. Adorini has over 20 years of industry experience. From January 2002 through December 2007, Dr. Adorini served as chief scientific officer at BioXell S.p.A., where he was responsible for advancing a broad pipeline of products in multiple disease indications. From January 1993 to December 2001, he served as associate director of Roche Milano Ricerche, where he contributed to the development of several drugs. Earlier in his career, Dr. Adorini was research director of a unit at the Preclinical Research Center, Sandoz Pharma, Ltd., in Basel, Switzerland. Dr. Adorini has authored over 300 journal articles and other scientific publications, becoming a highly cited researcher in immunology, with a focus on immunosuppressive and immunoregulatory mechanisms in the treatment of inflammatory and autoimmune diseases. He is a board member of a number of peer-reviewed publications and has served as president of the Italian Society of Immunology, Clinical Immunology and Allergology. Dr. Adorini received his M.D. degree from the Medical School of Padova University and conducted postdoctoral studies at the University of California at Los Angeles.

Lisa Bright has served as our chief commercial and corporate affairs officer since February 2015. She has over 25 years of experience in the biopharmaceutical industry. Ms. Bright joined Intercept in November 2014 as the Head of Europe. Prior to joining Intercept, Ms. Bright worked at Gilead Sciences Ltd. starting in 2008, where she held positions of increasing responsibility, including: general manager United Kingdom & Ireland; vice president, Northern Europe; vice president, head of Sovaldi launch planning for Europe, Asia, Middle East and Australasia; and vice president, government affairs Europe, Middle East and Australasia. Prior to holding these positions, Ms. Bright held a range of senior positions at GlaxoSmithKline plc, including vice president and managing director of New Zealand and vice president — sales for the United Kingdom. Ms. Bright has a B.Sc. in pharmacology from University College London.

Barbara Duncan has served as our chief financial officer since May 2009 and as our treasurer since 2010. She has over 15 years of experience in the life sciences industry. From 2001 through April 2009, Ms. Duncan served as chief financial officer and then chief executive officer at DOV Pharmaceutical, Inc., or DOV, a biopharmaceutical company focused on central nervous system disorders, which was sold to Euthymics Bioscience, Inc. in 2010. Prior to joining DOV, Ms. Duncan served as a vice president of Lehman Brothers Inc. in its corporate finance division from August 1998 to August 2001, where she provided financial advisory services primarily to companies in the life sciences and general industrial industries. From September 1994 to August 1998, Ms. Duncan was an associate and director at SBC Warburg Dillon Read, Inc. in its corporate finance group, where she focused primarily on structuring mergers, divestitures and financings for companies in the life sciences and general industrial sectors. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan received her B.S. from Louisiana State University in 1985 and her M.B.A. from the Wharton School, University of Pennsylvania, in 1994. She previously served as a director of DOV and currently serves on the board of directors of Edgemont Pharmaceuticals, LLC, a privately held, specialty pharmaceutical company with a primary focus in the field of neuroscience. Ms. Duncan joined the board of directors of Medgenics, Inc., a clinical stage public biopharmaceutical company focused on rare diseases, in July 2015.

Rachel McMinn has served as our chief business and strategy officer since March 2015. Dr. McMinn joined Intercept as chief strategy officer in 2014. Since 2009 until joining Intercept, she was a managing director at Bank of America Merrill Lynch, working as the lead research analyst covering the biotechnology industry. Previously, Dr. McMinn worked at Cowen and Company as a lead biotechnology analyst and started her career as a biotechnology analyst at Piper Jaffray & Co. She graduated magna cum laude with a Bachelor of Arts degree in chemistry from Cornell University, a Ph.D. in molecular and cellular biology and chemistry from The Scripps Research Institute, and was awarded a post-doctoral Miller fellowship at the University of California, at Berkeley.

David Shapiro, M.D. has served as our chief medical officer and executive vice president, development since 2008. He has over 25 years of clinical development experience in the pharmaceutical industry. Dr. Shapiro founded a consulting company, Integrated Quality Resources that focused on development stage biopharmaceutical companies and was active in this role from 2005 to 2008. From 2000 to 2005, Dr. Shapiro was executive vice president, medical affairs and chief medical officer of Idun Pharmaceuticals, Inc., prior to its acquisition by Pfizer. From 1995 to 1998, he was president of the Scripps Medical Research Center at Scripps Clinic. He also served as vice president, clinical research at Gensia and as director and group leader, hypertension clinical research at Merck Research Laboratories from 1985 to 1990. Dr. Shapiro has authored more than 20 peer-reviewed publications and organized and chaired several conferences aimed at improving product development. He received his medical degree from Dundee University & Medical School, and undertook his postgraduate medical training in the university affiliated hospitals in Oxford, United Kingdom and the University of Vermont. Dr. Shapiro served on the board of directors of Altair Therapeutics and served for two terms on the Executive Committee of the Board of the American Academy of Pharmaceutical Physicians. He is an elected Fellow of both the Royal College of Physicians of London and the Faculty of Pharmaceutical Physicians of the United Kingdom.

There are no family relationships between or among any of our executive officers. The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

There are no legal proceedings to which any of our executive officers is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. This section also describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers for 2014. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow. Our “named executive officers” for the year ended December 31, 2014 were as follows:

Name	Title
Dr. Mark Pruzanski	Chief Executive Officer and President
Barbara Duncan	Chief Financial Officer and Treasurer
Dr. David Shapiro	Chief Medical Officer and Executive Vice President, Development
Dr. Rachel McMinn	Chief Business and Strategy Officer
Daniel Regan	Chief Commercial Officer*

*	Mr. Regan ceased to be employed with us in March 2015.

2014 Performance Highlights

In 2014, we successfully achieved multiple important corporate and product development milestones that we believe contributed to enhancing stockholder value. Success in achieving these milestones enabled us to continue to develop obeticholic acid, or OCA, for both primary biliary cirrhosis, or PBC, and nonalcoholic steatohepatitis, or NASH, and prepare for the planned commercial launch, subject to obtaining required regulatory approvals, of OCA in PBC in the United States and certain European countries in 2016. In particular:

•	We received positive results of our Phase 3 trial of OCA in PBC, known as POISE, where OCA was shown to have met the primary efficacy endpoint and pre-specified secondary endpoints measuring liver function with a high degree of statistical significance.
•	We received positive results from the Phase 2b trial of OCA in NASH, known as FLINT, which was sponsored by the National Institute of Diabetes & Digestive & Kidney Diseases, a part of the National Institutes of Health, where OCA was shown to have met the primary efficacy endpoint with a high degree of statistical significance and a number of pre-specified secondary endpoints, including a statistically significant improvement in the fibrosis score of patients on OCA as compared to placebo.
•	We have expanded our headcount and are in the process of adding infrastructure to continue the development of our product candidates in neglected chronic liver diseases and to prepare for the commercialization of OCA in PBC.
•	We have maintained a strong overall financial position to support our planned development and precommercial activities in 2015.

Executive Compensation Philosophy

The primary objective of our executive compensation policy is to attract, retain and motivate the key executives necessary for our short-term and long-term success. We seek to tie short-term and long-term compensation to employee performance, including the achievement of measurable corporate objectives, and to align executives’ incentives with stockholder value. The compensation committee approves compensation based on certain compensation philosophies, including the following:

•	Pay-for-performance. Executive compensation should reward achievement of corporate objectives and provide strong alignment with increasing value for shareholders. Our incentive plans deliver greater rewards when corporate and individual performance exceeds objectives, while providing lower compensation levels if performance expectations are not met.
•	Attract, retain and motivate. The executive compensation program should be a differentiator that helps Intercept attract, retain and motivate highly-talented individuals with the necessary skills and demonstrated abilities to deliver superior execution of our short- and long-term strategic plans and drive our continued success.
•	Competitive with peer group. Executive compensation should be competitive with compensation paid by market peers who compete with us for talent.
•	Balanced combination of compensation elements. The executive compensation program should include a balance of cash and equity incentives that reward short- and long-term performance. Our cash compensation provides alignment with the achievement of critical annual objectives, while equity-based compensation aligns the interests of our executive officers more closely with our stockholders.
•	Aligned with our corporate culture. The compensation principles for our executive leadership team should be aligned with those for all employees to help create a company-wide performance culture.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;
•	annual target-based cash bonuses;
•	equity incentive awards; and
•	broad-based health and welfare benefits.

The compensation committee believes that a significant amount of executive compensation should be in the form of “at risk” incentives and that the pay mix should be strongly weighted toward equity incentive awards in order to provide alignment with long-term shareholder value. However, we do not have a formal or informal policy for a pre-set allocation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation committee, after reviewing information provided by our compensation consultant and other relevant data, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for Intercept and our stockholders. Therefore, we provide base salaries that meet competitive salary norms and recognize individual performance on an annual basis. We provide an opportunity to earn annual target-based cash bonuses to incentivize and reward superior short-term performance. To further focus our executives on longer-term performance and the creation of stockholder value, we rely upon equity-based awards that vest over a meaningful period of time. In addition, we provide our executives with benefits that are generally available to our salaried employees.

Base salary

We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our named executive officers typically are established through an arm’s-length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive’s qualifications, prior experience and prior salary. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates, with input from our chief executive officer, the need for adjustment of the base salaries of our executives based on changes and expected changes in the scope of an executive’s responsibilities. The compensation committee also considers promotions, the individual contributions made by and performance of the executive during the prior fiscal year, the executive’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive’s salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. We do not provide for any formulaic base salary increases for our named executive officers.

For 2014, the compensation committee recommended annual base salaries for each of our named executive officers based on their overall individual performance in 2013, their increased level of experience and to ensure that their salaries remained competitive with those of similarly-situated executives in our peer group. For 2014, the annual base salary for each of our named executive officer’s was increased from his or her 2013 annual base salary as follows:

Executive	2013 Salary	2014 Salary	% Increase
Dr. Mark Pruzanski	$500,000	$550,000	10%
Barbara Duncan	$335,000	$385,000	15%
Dr. David Shapiro	$380,000	$420,000	11%
Dr. Rachel McMinn	—	$355,000	—
Daniel Regan	$350,000	$360,000	3%

The change to the base salary of each named executive officer was effective as of April 1, 2014. Dr. McMinn’s annual base salary was set at the time she joined Intercept on April 30, 2014. The actual salary paid to Dr. McMinn for 2014 was prorated to reflect her start date with us.

Please refer to “— Compensation Decisions Relating to Fiscal Year 2015” for a listing of the annual base salaries of each of our named executive officers for 2015.

Annual target-based cash bonuses

As part of our pay-for-performance philosophy, our annual target-based cash bonus program is designed to reward our named executive officers for the achievement of specified annual corporate objectives. Subjective evaluations of individual performance are also considered in determining bonus amounts. At the beginning of each year, the bonus opportunity for each executive officer is established as a target percentage of his or her base salary. The actual annual cash bonus amounts payable to our executive officers are determined after year end based on the compensation committee’s evaluation of performance against the corporate objectives and, in the case of our named executive officers other than Dr. Pruzanski, individual performance levels.

The annual corporate objectives include achievement of specific clinical, regulatory, operational and/or financial milestones, with a focus on the advancement of our product candidates in clinical development, the pursuit of various internal initiatives and ensuring adequate funding for our growth. The corporate objectives are proposed by senior management each year and reviewed and approved by our compensation committee and board of directors in the beginning of our fiscal year, with such modifications as the compensation committee and board of directors deem appropriate. The corporate objectives are designed to require significant effort and operational success on the part of our executives and Intercept, but also to be achievable with hard work and dedication.

Our compensation committee believes that a bonus program based on subjective evaluation of multiple corporate objectives and individual performance is best-suited for a development stage biopharmaceutical company due to the uncertainties inherent in development of new drug treatments. Our compensation committee also considers the practices of our peer group and overall industry practices as part of its review of our bonus program. In order to better align bonus payouts with performance, the compensation committee may take additional significant corporate achievements into account for the current year’s bonus calculation that were not contemplated at the time the current year corporate objectives were determined. Our compensation committee also has the authority to shift corporate objectives to subsequent fiscal years and to eliminate them for the current year’s bonus calculation if it determines that underachievement of a goal was primarily caused by circumstances that were beyond the executive’s control or if it determines that the business priorities for the year had shifted.

Each of our compensation committee and our board of directors has authority, in its sole discretion, to review and approve management’s evaluation of how our company performed against its corporate objectives and the recommended bonus payout levels. This authority includes the ability to rate the accomplishment of particular objectives at greater than 100% of target based on exceptional company performance.

The target annual cash bonus for each executive officer is set by the compensation committee as a percentage of each executive officer’s base salary. The target percentages approved by our compensation committee were based on an evaluation of peer group data, as well as consideration of the level of qualification and experience of each executive at Intercept as well as internal pay comparisons.

2014 Bonuses

For 2014, our annual corporate objectives were as follows:

OCA Program:
•	Availability of data from our Phase 3 clinical trial of OCA in PBC, known as the POISE trial, within a specified time frame;
•	Initiation of our clinical outcomes confirmatory trial for OCA in PBC;
•	Submission of a New Drug Application for OCA in PBC; and
•	Initiation of two Phase 2 trials.
INT-767 Program:
•	Initiation of Phase 1 clinical trial.
Commercialization of OCA:
•	Development and implementation of OCA pre-commercialization plan.

In February 2015, our compensation committee considered the performance of our company in light of the above goals, together with other information available to it, and determined that we achieved our 2014 corporate objectives at a level of 90%.

Our compensation committee did not set any specific individual performance targets for the payment of cash bonuses to our named executive officers in 2014. Instead, the compensation committee reviewed our company performance against our 2014 corporate objectives and also evaluated the individual performance of each named executive officer. Dr. Pruzanski’s bonus is determined solely based on the achievement of corporate goals, whereas the bonus for our other named executive officers is based on both our corporate goals and individual performance.

The 2014 target and actual bonuses for each named executive officer were:

Executive	Target Bonus as % of Base Salary	Actual Bonus as % of Target
Dr. Mark Pruzanski	70%	90.00%
Barbara Duncan	40%	98.75%
Dr. David Shapiro	40%	98.75%
Dr. Rachel McMinn*	40%	98.75%
Daniel Regan	40%	90.00%

*	The amount of cash bonus compensation for Dr. McMinn was prorated based on her start date.

Equity incentive awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the long-term interests of our executives and our stockholders. In addition, we believe that equity awards with a time-based or performance-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

To date, we have used equity awards both to compensate our executive officers in the form of new hire grants at their commencement of employment, and to provide ongoing long-term incentives to our named executive officers as our business has developed. We also generally plan to grant equity awards on at least an annual basis to all of our executive officers. Typically, stock options and shares of restricted stock granted to our executive officers vest over a period of four years, subject to continued employment. In 2014, we also granted performance-based stock options to our executive officers that vest upon the achievement of specified regulatory milestones relating to OCA at future dates. In each case, subject to the terms of each executive officer’s employment agreement as described below, vesting ceases upon termination of employment, and stock option exercise rights cease shortly after termination of employment. The exercise price for any Intercept stock option is set at no less than the fair market value of our common stock on the date of grant as determined by reference to the closing market price of our common stock on the date of grant.

Annual equity awards

In determining the size of the annual equity awards granted to our named executive officers, our compensation committee considers recommendations developed by our compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. In addition, our compensation committee considers each executive’s individual performance, the extent to which such executive has vested previous equity awards, as well as our overall corporate performance and the potential for enhancing the long-term creation of value for our stockholders.

Equity awards to our named executive officers are typically granted annually in conjunction with the review of their individual performance and Intercept’s overall performance for the previous year. This review typically occurs at meetings of the compensation committee held during the first half of each year. This allows the compensation committee to receive audited financial statements of the previous year before making award determinations.

In making annual equity awards for 2014, our compensation committee considered, among other things, the value of the annual equity awards received by executives in our peer group and our industry, the value of the annual equity awards as a percentage of company value and the size of the annual equity awards as a percentage of our company’s outstanding stock, dilution to existing stockholders and the retention value in the outstanding equity program based on the value of outstanding unvested awards, all of which were considered in light of individual and company performance for the previous year, 2013. Based on the recommendation of our chief executive officer, and in consideration of our company’s performance and the market performance of our common stock, our compensation committee determined that it would be appropriate to grant equity awards targeting the 75th percentile range of our peer group and industry. To promote our pay-for-performance philosophy, individual equity awards were positioned higher or lower within the peer group range based on the individual performance of each named executive officer.

We believe that a mix of compensation components incentivizes consistently strong performance. In 2014, the compensation committee granted equity incentives in a mix of stock options and restricted stock. Our approach reflects what we believe is an appropriate equity mix, providing executives with exposure to downside stock-price risk through stock options while addressing the historically high volatility of our common stock through the restricted stock award component. This approach also helps manage overall dilution levels and the remaining equity pool available under our 2012 equity incentive plan in light of our significant recent growth and continued expansion in company-wide headcount.

2014 Equity Awards

In April 2014, as part of our annual grant process, our compensation committee approved the grant of certain time-based options to purchase shares of our common stock and shares of restricted stock to our named executive officers. We expect these two types of equity incentives to be part of the compensation mix on an annual basis. Each of the time-based stock option awards and shares of restricted stock vested with respect to 25% of the shares on January 1, 2015, and vest with respect to the remaining shares in approximately equal monthly installments for the stock options and quarterly installments for the restricted stock through January 1, 2018.

Also in April 2014, the compensation committee approved the grant of performance-based stock options. The shares underlying the performance-based stock options vest upon the achievement of specified regulatory milestones related to OCA at future dates. Based on the strategic importance of achieving these regulatory milestones on a timely schedule, the compensation committee determined that providing this grant of performance-based stock options would be consistent with their impact on shareholder value. Each of the time-based and performance-based stock option awards has an exercise price of $266.01 per share, the last reported sale price of our common stock on the NASDAQ Global Select Market on the date of grant. As Dr. McMinn’s employment with us commenced in April 2014, Dr. McMinn was only awarded a new hire equity grant in 2014.

Name	Time-Based Awards (# of Shares)		Performance-Based Options (# of Shares)
	Options	Restricted Stock
Mark Pruzanski	5,733	4,699	22,931
David Shapiro	1,835	1,504	8,255
Barbara Duncan	1,835	1,504	6,650
Daniel Regan	1,720	1,410	6,421

New hire equity awards

We grant a new hire equity award in connection with the commencement of an executive’s employment as appropriate and necessary to recruit critical talent, consistent with industry practice. The size of each new hire award is established through arm’s-length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive’s qualifications, prior experience and compensation including forfeited equity awards, as well as external factors such as competitive market demand. Typically, the time-based stock options and restricted stock we grant to our newly-hired executive officers vest over a period of four years, and the performance-based stock options we may grant to our newly-hired executive officers vest upon the achievement of specified regulatory milestones at future dates. In each case, subject to the terms of each executive officer’s employment agreement as described below, vesting ceases upon termination of employment, and stock option exercise rights cease shortly after termination of employment. The following table sets forth the new hire equity awards that were granted to Dr. McMinn, who commenced her employment in April 2014, which were consistent with the annual equity awards made to our other executives in April 2014. The stock options have an exercise price equal to the closing sale price for our common stock on the NASDAQ Global Select Market on the date of grant.

Name	Time-Based Awards (# of Shares)		Performance-Based Options (# of Shares)
	Options	Restricted Stock
Rachel McMinn	6,004	4,923	6,467

Benefits and other compensation

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, long- and short- term disability insurance, and a 401(k) plan. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under our 401(k) plan, we are permitted to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Starting 2015, we generally match an employee’s contributions to the 401(k) plan up to the first five percent of the employee’s salary. The compensation committee in its discretion may revise, amend or add to the named executive officer’s benefits and perquisites if it deems it advisable.

In particular circumstances, we may agree to reimburse an executive officer for certain expenses, such as commuting or travel expenses, as an additional incentive to join Intercept in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case-by-case basis under the specific hiring circumstances. In 2014, we reimbursed Mr. Regan for his commuting costs. See “— Summary Compensation Table.”

Severance and change in control benefits

Pursuant to employment agreements or arrangements we have entered into with our executive officers, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of Intercept. Please refer to “— Narrative Disclosure to Summary Compensation Table” for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to executive officers under various termination circumstances under the caption “— Potential Payments Upon Termination or Change in Control” below.

We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives of the companies in our peer group.

We have structured our change in control benefits as “double trigger” benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive officer is terminated during a specified period after the change in control. We believe that a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Our Compensation Process

The Role of the Compensation Committee

Our compensation committee oversees our policies governing the compensation of our executive officers. In this role, the compensation committee reviews and approves and recommends for approval to our full board of directors (other than our chief executive officer) all compensation decisions relating to our named executive officers. Our compensation committee consists of four members of our board of directors, each of whom has extensive experience in our industry and is an independent director under applicable NASDAQ and SEC rules. The compensation committee uses its judgment and experience to develop and make executive compensation recommendations to our full board of directors for approval, including its recommendation regarding our chief executive officer’s compensation package. In doing so, the compensation committee meets with our independent compensation consultant, in executive session, without our chief executive officer or any other member of management present. The board of directors has full discretion to approve or modify the recommendations of the compensation committee. The compensation committee periodically evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent.

Management’s Involvement in the Executive Compensation Process

A small number of executives, including our chief executive officer, our senior vice president of human resources and our vice president of legal affairs, participate in general sessions of our compensation committee. Management does not participate in executive sessions of our compensation committee. At the request of the compensation committee, our chief executive officer provides input and recommendations to the compensation committee on salary adjustments, annual target-based cash bonus amounts and appropriate equity incentive compensation levels. In formulating these recommendations, our chief executive officer may consider data obtained from third-party sources, including data provided by a compensation consultant other than the compensation consultant retained by the compensation committee. Any data provided by separate compensation consultants used by management is either not customized specifically for Intercept or is customized based on parameters that are not developed by such compensation consultant and about which such compensation consultant does not provide advice.

Use of Independent Compensation Consultants by the Compensation Committee

In designing our executive compensation program, our compensation committee considers publicly available compensation data for U.S. companies in the biopharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. For 2014, our compensation committee also retained the services of Pearl Meyer & Partners, or PM&P, an independent compensation consultant, to provide it with additional comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. Although the compensation committee considered PM&P’s advice and recommendations about our executive compensation program, the compensation committee ultimately makes its own decisions about these matters. For 2014, PM&P provided advice and data to the compensation committee on executive and director compensation matters, including the selection of our peer group, comparative market pay levels, equity dilution and annual share utilization practices, incentive plan design and emerging market trends.

The compensation committee regularly reviews the services provided by its outside consultants and performs an annual assessment on the independence of its compensation consultant to determine whether the compensation consultant is independent. The compensation committee conducted a specific review of its relationship with PM&P in 2014, and determined that PM&P is independent in providing Intercept with executive and director compensation consulting services and that PM&P’s work for the compensation committee did not raise any conflicts of interest, consistent with SEC rules and NASDAQ listing standards.

Market Benchmarking and Peer Group

Our compensation committee references a peer group of publicly traded companies in the biopharmaceutical industry for purposes of gathering data to compare with our existing executive compensation levels and practices and as context for future compensation decisions. The compensation committee periodically reviews and updates the compensation peer group, as appropriate, to include companies that the compensation committee believes are competitors for executive talent and that are similar to us in stage of development, market capitalization and number of employees. The compensation committee may consider peer group and other industry compensation data and the recommendations of our compensation consultant when making decisions related to executive compensation, ultimately giving consideration to the competitiveness of our compensation program, internal perceptions of equity and individual performance.

The companies included in the peer group for 2014 were: ACADIA Pharmaceuticals Inc., Achillion Pharmaceuticals, Inc., Alnylam Pharmaceuticals, Inc., Clovis Oncology, Inc., Ironwood Pharmaceuticals, Inc., Merrimack Pharmaceuticals, Inc., NPS Pharmaceuticals, Inc., Ophthotech Corporation, Pharmacyclics, Inc., PTC Therapeutics, Inc., Puma Biotechnology, Inc., Receptos, Inc., Relypsa, Inc., Seattle Genetics Inc., Synageva BioPharma Corp. and Tesaro, Inc.

Annual Compensation Review Process

At the end of each calendar year, the compensation committee considers each executive’s performance for the completed year. This process includes the review of recommendations by our chief executive officer to the compensation committee with respect to each executive officer as to:

•	the achievement of stated corporate performance objectives;
•	the level of contributions made to the general management and guidance of Intercept; and
•	the amount of any salary increases, cash bonus payouts and new equity awards.

The compensation committee takes into consideration these recommendations and other relevant performance and competitive market factors when it makes its determination on executive compensation matters.

Compensation Decisions Relating to Fiscal Year 2015

In February 2015, in order to provide each of our named executive officers with base salaries that are competitive with our publicly traded peer companies, the annual base salaries of our named executive officers were increased as follows, effective January 1, 2015: for Dr. Pruzanski, to $600,000; for Dr. Shapiro, to $460,000; for Ms. Duncan, to $415,000; and for Dr. McMinn, to $390,000. In addition, in February 2015, our board of directors approved bonus targets for our named executive officers for 2015 as follows: for Dr. Pruzanski, 70%; for Dr. Shapiro, 40%; for Ms. Duncan, 40%; and for Ms. McMinn, 40%.

In October 2015, upon the recommendation of the compensation committee of the board of directors, equity grants were made to our named executive officers as follows, effective October 1, 2015: for Dr. Pruzanski, stock options to purchase 32,550 shares of common stock and 15,100 shares of restricted stock; for Dr. Shapiro, stock options to purchase 13,100 shares of common stock and 5,150 shares of restricted stock; for Ms. Duncan, stock options to purchase 10,600 shares of common stock and 4,050 shares of restricted stock; and for Dr. McMinn, stock options to purchase 10,600 shares of common stock and 4,050 shares of restricted stock.

Compensation Committee Report

The compensation committee of the board of directors of Intercept Pharmaceuticals, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Intercept’s management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Intercept Pharmaceuticals, Inc.

Srini Akkaraju, M.D., Ph.D. Paolo Fundaro Sanj K. Patel Klaus Veitinger, M.D., Ph.D.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)	Option Awards(3)(4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark Pruzanski, M.D. Chief Executive Officer and President	2014	537,500	327,250		1,249,981	1,108,935	—	4,444	(5)	3,228,110
	2013	459,000	475,000	(6)	245,630	1,682,214	—	4,200	(5)	3,257,330
	2012	377,000	332,063	(6)	1,674,506	924,996	—	2,373	(5)	3,310,938

David Shapiro, M.D. Chief Medical Officer and Executive Vice President, Development	2014	409,250	165,900		400,079	354,945	—	15,052	(7)	1,345,226
	2013	377,000	249,500	(8)	95,700	582,305	—	14,874	(7)	1,414,824
	2012	375,000	140,000	(8)	558,161	308,326	—	13,621	(7)	1,395,108

Barbara Duncan Chief Financial Officer and Treasurer	2014	372,500	148,125		400,079	354,945	—	8,527	(5)	1,284,176
	2013	331,000	225,875	(9)	95,700	582,305	—	8,013	(5)	1,378,338
	2012	323,000	152,000	(9)	446,533	246,668	—	8,816	(5)	1,177,017

Daniel Regan(10) Chief Commercial Officer	2014	372,500	129,600		375,074	332,701	—	21,720	(11)	1,231,595
	2013	277,083	167,708	(12)	—	3,980,227	—	36,147	(11)	4,461,165

Rachel McMinn, Ph.D.(13) Chief Strategy and Business Officer	2014	236,667	130,169	(14)	1,300,263	1,166,901	—	2,560	(5)	2,836,560

(1)	For 2014, our named executive officers were granted a target-based bonus. For 2012 and 2013, Drs. Pruzanski and Shapiro and Ms. Duncan were granted both a target-based bonus and a special bonus for performance. The target-based bonuses were based on a target percentage of each named executive officer’s base salary for the fiscal year and then adjusted based on pre-determined corporate goals as well as on a subjective evaluation of individual performance, except for our chief executive officer whose annual bonus was determined solely based on attainment of our company objectives. In 2014, the target-based bonus was based on the achievement of 90% of corporate goals, in the case of Dr. Pruzanski, 90% of corporate goals and individual performance, in the case of Mr. Regan, and 98.75% of corporate goals and individual performance, in the case of our other named executive officers (prorated for Dr. McMinn). In 2013, the target-based bonus was based on the achievement of 150% of corporate goals, in the case of Dr. Pruzanski, and 150% of corporate goals and individual performance, in the case of Dr. Shapiro, Ms. Duncan and Mr. Regan (prorated for Mr. Regan). In 2012, the target-based bonus was based on the achievement of 125% of corporate goals, in the case of Dr. Pruzanski, and 131% of corporate goals and individual performance, in the case of Dr. Shapiro and Ms. Duncan.
(2)	The amounts in this column represent the aggregate grant date fair value of restricted stock units or restricted stock awards granted to the named executive officer computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 2, 2015 for a discussion of the assumptions used in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(3)	The amounts in this column represent the aggregate grant date fair value of stock options granted to the named executive officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 2, 2015 for a discussion of the assumptions used in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(4)	In 2014, our executive officers were granted performance vesting options to purchase our common stock. The value of the awards on the date of grant assuming the achievement of the highest level of performance conditions are as follows: Mark Pruzanski ($5,046,700); David Shapiro ($1,816,777); Barbara Duncan ($1,463,545); Daniel Regan ($1,413,146); and Rachel McMinn ($1,412,806). See “— 2014 Fiscal Year Grants of Plan-Based Award” for more details on these awards.
(5)	Amounts reflect payments made for health insurance coverage of such named executive officers and their family members, above the amounts generally paid for the coverage of our employees.
(6)	For fiscal 2013, Dr. Pruzanski was awarded a target-based bonus of $375,000 and a special bonus of $100,000. For fiscal 2012, Dr. Pruzanski was awarded a target-based bonus of $212,063 and a special bonus of $120,000.
(7)	Amounts reflect a monthly car allowance of $1,000 paid to Dr. Shapiro under the terms of his employment agreement, described below. Also reflects the payments of $3,051, $2,874 and $1,621 made in 2014, 2013 and 2012, respectively, for health insurance coverage of Dr. Shapiro and his family members, above the amounts generally paid for the coverage of our employees.
(8)	For fiscal 2013, Dr. Shapiro was awarded a target-based bonus of $199,500 and a special bonus of $50,000. For fiscal 2012, Dr. Shapiro was awarded a target-based bonus of $123,047 and a special bonus of $16,953.
(9)	For fiscal 2013, Ms. Duncan was awarded a target-based bonus of $175,875 and a special bonus of $50,000. For fiscal 2012, Ms. Duncan was awarded a target-based bonus of $105,984 and a special bonus of $46,016.
(10)	Mr. Regan received initial new hire equity grants in connection with the commencement of his employment with us in March 2013. Mr. Regan departed from the service of our company in March 2015. See “— Narrative Disclosure to Summary Compensation Table” for more information relating to additional compensation made to Mr. Regan.
(11)	Reflects payments of $13,194 and $29,427 made in 2014 and 2013, respectively, for Mr. Regan’s commuting costs. Also reflects the payments of $8,526 and $6,720 made in 2014 and 2013, respectively, for health insurance coverage of Mr. Regan and his family members, above the amounts generally paid for the coverage of our employees.
(12)	For fiscal 2013, Mr. Regan was awarded a target-based bonus of $167,708, after giving effect to the proration applied to reflect the commencement of his employment with us in March 2013. Mr. Regan was not awarded a special bonus for 2013.
(13)	Dr. McMinn commenced her employment with us in April 2014. Dr. McMinn’s equity grants for 2014 reflect the larger amounts awarded for initial new-hire grants.
(14)	Dr. McMinn was awarded a signing bonus of $50,000, of which $25,000 was paid in May 2014 and the remainder was paid in May 2015.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

Mark Pruzanski, M.D. Dr. Pruzanski’s employment agreement provides for an initial term of one year with automatic renewal each year thereafter unless terminated by either us or Dr. Pruzanski. Dr. Pruzanski’s base salary, effective as of January 1, 2015, was set at $600,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Dr. Pruzanski is also eligible to receive an annual bonus payment of up to 70% of his annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Dr. Pruzanski.

Dr. Pruzanski is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We initiated a 401(k) matching program for all of our employees, including our named executive officers, in 2015. We have agreed to pay 100% of the health insurance premiums of Dr. Pruzanski and his spouse and other dependents and an annual life insurance premium of $10,000. During 2014, 2013 and 2012, although we paid the premium for Dr. Pruzanski’s participation in our group life insurance policy, which is available generally to all employees, we did not purchase or pay premiums for any individual life insurance policy for Dr. Pruzanski. We are also required to purchase short-term and long-term disability policies insuring at least 60% of Dr. Pruzanski’s base salary.

If Dr. Pruzanski terminates his employment with us or we terminate his employment for any reason, in addition to payment of accrued compensation and benefits, Dr. Pruzanski will be entitled to an amount equal to his target bonus for the prior year, if unpaid, and the prorated portion of his target bonus for the year in which his termination occurs.

In the event we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement, Dr. Pruzanski will be entitled to receive (i) 12 months of his base salary payable according to our company’s payroll, (ii) a lump sum payment equal to the mean bonus earned by him during the prior three years (such payment shall be in lieu of the prorated bonus payment for the year in which the termination occurs described above) and (iii) continuation of participation in our group health and/or dental plan and the payment of his premiums for 12 months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health and/or dental plan prior to termination.

In the event that Dr. Pruzanski does not renew his employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or he terminates his employment without good reason, Dr. Pruzanski will not be entitled to any severance benefits except as otherwise described below or mutually agreed upon in writing. If Dr. Pruzanski is terminated due to disability, he is entitled to (i) 12 months of base salary payable according to our company’s payroll, so long as he is not eligible to participate in a company-sponsored short-term and long-term disability plans that provide for benefits of at least 60% of base salary, and (ii) continued participation in our group health and/or dental plan and the payment of his premiums for 12 months following the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health and/or dental plan prior to termination.

If we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, he resigns with good reason or Dr. Pruzanski is terminated due to his death or disability, all of Dr. Pruzanski’s stock options and equity awards will vest immediately and his stock options will be exercisable for three years from the effective date of termination. In the event that Dr. Pruzanski does not renew his employment at the end of the employment term, Dr. Pruzanski is terminated for cause or he terminates his employment without good reason, all of his unvested equity awards and stock options will immediately be forfeited and all of his vested stock options will be exercisable for three years from the effective date of termination. The above provisions in Dr. Pruzanski’s employment agreement relating to the vesting of equity awards are in addition to the vesting provisions contained in our equity incentive plans.

In the event of the termination of Dr. Pruzanski’s employment in anticipation of, and/or within three months before or 12 months following, a change in control, as defined in the employment agreement, (i) by us because we do not renew Dr. Pruzanski’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Dr. Pruzanski for good reason, Dr. Pruzanski will be entitled to receive (a) an amount equal to 24 months of his then-current monthly base salary payable as a single lump sum, (b) a lump sum payment equal to two times the mean bonus earned during the prior three years (such payment shall be in lieu of the prorated bonus payment for the year in which the termination occurs described above) and (c) continuation of participation in our group health and/or dental plan and the payment of his premiums for up to 24 (but not less than 18) months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health and/or dental plan prior to termination.

Receipt of the severance benefits described above is conditioned upon Dr. Pruzanski entering into a release of claims with us and the release becoming effective and irrevocable within 60 days after termination. Dr. Pruzanski has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.

To the extent that we are required to implement a clawback policy for the incentive compensation paid to Dr. Pruzanski based on erroneous data contained in an accounting statement pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Dr. Pruzanski’s employment agreement contemplates that the terms of such policy will be incorporated into his employment agreement, provided that such policy applies to the other executive officers of our company.

Under Dr. Pruzanski’s employment agreement, “cause” for termination shall be deemed to exist upon (a) a good faith finding by a majority of the members of the board (excluding Dr. Pruzanski) that (i) Dr. Pruzanski has engaged in material dishonesty, willful misconduct or gross negligence, or (ii) Dr. Pruzanski has materially breached the employment agreement, and has failed to cure such conduct or breach within 30 days after his receipt of written notice from us, or (b) Dr. Pruzanski’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony. Under Dr. Pruzanski’s employment agreement, “good reason” is defined as a material change in duties, position, responsibilities or reporting requirements, relocation of Dr. Pruzanski’s place of employment by more than 50 miles from his principal residence or place of employment prior to such change or our material breach of the employment agreement.

Other Named Executive Officers. The employment agreement of each of our named executive officers other than Dr. Pruzanski, whom we refer to as the non-CEO named executive officers, provides for an initial term of one year with automatic renewal each year thereafter unless terminated by either us or the named executive officer. The base salary of our non-CEO named executive officers is subject to annual review and increase (but not decrease), as determined by our board of directors and the compensation committee. Each of our non-CEO named executive officers is also eligible to receive an annual bonus based on a target percentage set by our board of directors and the compensation committee in consultation with our chief executive officer. The following table sets forth the base salary and bonus target percentages for 2015 for each of our non-CEO named executive officers other than Mr. Regan who ceased to be employed with us in March 2015:

Name	2015 Base Salary	2015 Bonus Target
David Shapiro, M.D.	$460,000	40%
Barbara Duncan	$415,000	40%
Rachel McMinn, Ph.D.	$390,000	40%

Each of our non-CEO named executive officers is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We initiated a 401(k) matching program for all of our employees, including our named executive officers, in 2015. We have agreed to pay 100% of the health insurance premiums of our named executive officers and their respective spouses and other dependents. For Dr. Shapiro, we provide a monthly car allowance of $1,000.

In the event we do not renew the employment of a non-CEO named executive officer at the end of his or her employment term, such named executive officer is terminated by us without cause, as defined in the employment agreement, or he or she resigns with good reason, as defined in the employment agreement, such named executive officer will be entitled to receive (i) 12 months of his or her base salary (paid in a single lump sum in the case of Dr. Shapiro and in accordance with regular payroll for our other non-CEO named executive officers) and (ii) continuation of participation in our group health and/or dental plan and the payment of his or her premiums for 12 months (or the cost of COBRA coverage for such period) for such named executive officer and his or her dependents covered under our group health and/or dental plan prior to termination. In the event that a non-CEO named executive officer does not renew his or her employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or terminates his or her employment without good reason, such named executive officer will not be entitled to severance payments unless mutually agreed upon in writing.

If we do not renew the employment of a non-CEO named executive officer at the end of the employment term, such named executive officer is terminated by us without cause or he or she resigns with good reason, all of such named executive officer’s equity awards and stock options that would have vested within one year of the termination date will vest immediately and all vested stock options will be exercisable for one year from the effective date of termination. In the event that a non-CEO named executive officer is terminated for cause or such named executive officer terminates his or her employment without good reason, all unvested equity awards and stock options granted will immediately be forfeited.

In the event of the termination of a non-CEO named executive officer’s employment in anticipation of, and/or within 12 months following, a change in control (i) by us because we do not renew such named executive officer’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by such named executive officer for good reason, such named executive officer will be entitled to receive (a) an amount equal to 12 months of his or her then-current monthly base salary payable as a single lump sum and (b) continuation of participation in our group health and/or dental plan and the payment of his or her premiums for 12 months (or the cost of COBRA coverage for such period) for such named executive officer, his or her spouse and any dependents covered under our group health and/or dental plan prior to termination. In such instances of termination, all of such named executive officer’s unvested equity awards and stock options will immediately become fully vested and all of his or her vested stock options will be exercisable for a period of one year following the effective date of termination. This provision in such named executive officer’s employment agreement relating to the vesting of equity awards upon a change of control is in addition to the provisions contained in our equity incentive plans governing the vesting of equity awards upon a change of control.

Receipt of the severance benefits described above is conditioned upon the non-CEO named executive officer entering into a release of claims with us and the release becoming effective and irrevocable within 60 days after termination. Each non-CEO named executive officer has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Code.

To the extent that we are required to implement a clawback policy for the incentive compensation paid to a non-CEO named executive officer based on erroneous data contained in an accounting statement pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, such named executive officer’s employment agreement contemplates that the terms of such policy will be incorporated into his or her employment agreement, provided that such policy applies to the other executive officers of our company.

Under the employment agreements, “cause” for termination shall be deemed to exist upon (a) a good faith finding by us that (i) the named executive officer has engaged in material dishonesty, willful misconduct or gross negligence, (ii) the named executive officer has materially breached the employment agreement, or (iii) the named executive officer has breached or threatened to breach his or her invention, non-disclosure and non-solicitation agreement, and has failed to cure such conduct or breach within 30 days after his or her receipt of written notice from us, or (b) the named executive officer’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony. Under the employment agreements, “good reason” is defined as a material change in duties, position, responsibilities or reporting requirements, a relocation of the named executive officer’s place of employment by more than 50 miles from his or her principal residence or place of employment immediately prior to such change or our material breach of the employment agreement.

Mr. Regan left the service of our company in March 2015. Pursuant to the terms of Mr. Regan’s employment agreement, he received (i) an aggregate cash payment of $360,000 corresponding to his salary for 12 months in accordance with our regular payroll, (ii) reimbursement of up to $9,000 for his apartment rent, (iii) the premiums for the health and dental insurance for himself and his spouse and dependents, and (iv) the acceleration of 32,500 shares underlying the options granted in 2013, 430 shares underlying the time-vesting options granted in 2014 and 352 shares underlying the restricted stock awards granted in 2014.

Non-Competition, Confidential Information and Assignment of Inventions Agreements

Dr. Pruzanski is a party to a non-competition and non-solicitation agreement with us, dated as of June 20, 2006, which prevents him from competing with us or soliciting our employees or independent contractors during his employment and for a one-year period thereafter. In addition, each of our named executive officers has also entered into a standard form agreement with respect to confidential information, non-solicitation and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and soliciting our employees and to assign to us any inventions conceived or developed during the course of employment.

2014 Fiscal Year Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our named executive officers during 2014. All equity awards in 2014 were issued under our 2012 Equity Incentive Plan, or 2012 Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/share)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Mark Pruzanski	4/11/2014	4,699	—		—	$1,249,981
	4/11/2014	—	5,733		$266.01	$1,108,935
	4/11/2014	—	22,931	(3)	$266.01	—
David Shapiro	4/11/2014	1,504	—		—	$400,079
	4/11/2014	—	1,835		$266.01	$354,945
	4/11/2014	—	8,255	(3)	$266.01	—
Barbara Duncan	4/11/2014	1,504	—		—	$400,079
	4/11/2014	—	1,835		$266.01	$354,945
	4/11/2014	—	6,650	(3)	$266.01	—
Daniel Regan	4/11/2014	1,410	—		—	$375,074
	4/11/2014	—	1,720		$266.01	$332,701
	4/11/2014	—	6,421	(3)	$266.01	—
Rachel McMinn	4/30/2014	4,923	—		—	$1,300,263
	4/30/2014	—	6,004		$264.12	$1,166,901
	4/30/2014	—	6,467	(3)	$266.01	—

(1)	Equal to the closing market price of our common stock on the date of grant.
(2)	The amounts in the “Grant Date Fair Value of Option Awards” column reflect the grant date fair value of option and restricted stock awards granted in 2014 calculated in accordance with ASC 718.
(3)	See Note 4 to the Summary Compensation Table.

2014 Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock and vesting of stock awards held by each of our named executive officer during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Pruzanski	127,025	30,456,384	22,840	4,807,848
David Shapiro	64,538	14,379,100	7,803	1,631,957
Barbara Duncan	7,779	1,808,752	6,506	1,346,622
Daniel Regan	28,125	10,280,004	—	—
Rachel McMinn	—	—	—	—

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table shows grants of restricted stock units, stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2014 to each of the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/share)	Option Expiration Date	Number of Stock Units That Have Not Vested (#)(1)		Market Value of Stock Units That Have Not Vested ($)(2)
Name	Exercisable	Un-exercisable
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Mark Pruzanski	12,500	—		9.83	7/18/2016
	8,411	—		9.83	9/18/2018
	146,628	—		8.67	7/20/2020
	36,314	—		8.67	10/13/2021
	37,829	14,062	(3)	21.50	11/16/2022
	31,146	33,854	(4)	31.90	5/7/2023
	—	5,733	(7)	266.01	4/11/2024
	—	22,931	(12)	266.01	4/11/2024
	—	—		—	—	24,339	(5)	3,796,884
	—	—		—	—	4,331	(6)	675,636
	—	—		—	—	4,699	(8)	733,044
David Shapiro	10,708	—		10.41	4/1/2018
	40,719	—		8.67	7/20/2020
	14,971	—		8.67	10/13/2021
	12,620	4,687	(3)	21.50	11/16/2022
	10,781	11,719	(4)	31.90	5/7/2023
	—	1,835	(7)	266.01	4/11/2024
	—	8,255	(12)	266.01	4/11/2024
	—	—		—	—	8,113	(5)	1,265,628
	—	—		—	—	1,687	(6)	263,172
	—	—		—	—	1,504	(8)	234,624
Barbara Duncan	19,520	—		9.82	5/18/2019
	8,940	—		8.67	8/16/2020
	13,413	—		8.67	10/13/2021
	4,615	3,750	(3)	21.50	11/16/2022
	4,156	11,719	(4)	31.90	5/7/2023
	—	1,835	(7)	266.01	4/11/2024
	—	6,650	(12)	266.01	4/11/2024
	—	—		—	—	6,490	(5)	797,715
	—	—		—	—	1,687	(6)	204,840
	—	—		—	—	1,504	(8)	234,624
Daniel Regan	28,750	73,125	(9)	37.69	5/7/2023
	—	1,720	(7)	266.01	4/11/2024
	—	6,421	(12)	266.01	4/11/2024
	—	—		—	—	1,410	(8)	219,960
Rachel McMinn	—	6,004	(10)	264.12	4/30/2024
	—	6,467	(12)	264.12	4/30/2024
	—	—		—	—	4,923	(11)	767,988

(1)	Represents either restricted stock awards or restricted stock units, or RSUs. Each RSU represents the contingent right to receive one share of common stock upon vesting of the unit. All restricted stock awards and RSUs were granted under the 2012 Plan.
(2)	Computed in accordance with SEC rules as the number of unvested restricted stock awards or RSUs multiplied by the closing market price of our common stock at the end of the 2014 fiscal year, which was $156.00 on December 31, 2014 (the last business day of the 2014 fiscal year). This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value that may be recognized. The actual value (if any) to be realized by the officer depends on whether the restricted stock awards or RSUs vest and the future performance of our common stock.
(3)	Shares underlying the options vest pro rata on a monthly basis through January 1, 2016, subject to the terms and conditions of the award and the 2012 Plan.
(4)	Shares underlying the options vest pro rata on a monthly basis through January 1, 2017, subject to the terms and conditions of the award and the 2012 Plan.
(5)	The remainder of the shares underlying the RSUs vest pro rata on a quarterly basis through January 1, 2016, subject to the terms and conditions of the award and the 2012 Plan.
(6)	The remainder of the shares underlying the RSUs vest pro rata on a quarterly basis through January 1, 2017, subject to the terms and conditions of the award and the 2012 Plan.
(7)	25% of the shares underlying this option vested on January 1, 2015, and the remainder of the shares underlying this option vest pro rata on a monthly basis through January 1, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(8)	25% of the shares underlying these restricted stock awards vested on January 1, 2015, and the remainder of the shares underlying the restricted stock awards vest pro rata on every subsequent three-month anniversary of the initial vesting date through January 1, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(9)	Options were scheduled to vest monthly through March 4, 2017, subject to the terms and conditions of the award and the 2012 Plan.
(10)	25% of the shares underlying these option vested on April 30, 2015, and the remainder of the shares underlying this option vest pro rata on a monthly basis through April 30, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(11)	25% of the shares underlying these restricted stock awards vested on April 30, 2015, and the remainder of the shares underlying the restricted stock awards vest pro rata on every subsequent three-month anniversary of the initial vesting date through April 30, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(12)	The shares underlying these options to purchase common stock vest upon the achievement of certain regulatory milestones related to OCA at future dates.

Potential Payments Upon Termination or Change in Control

The following tables set forth information regarding potential payments that each named executive officer who was serving as an executive officer as of December 31, 2014 would have received if the named executive officer’s employment had terminated as of December 31, 2014 under the circumstances set forth below. See “— Narrative Disclosure to Summary Compensation Table” for a narrative description of the compensation to which any of our named executive officers would be entitled to upon termination.

The value of stock options with accelerated vesting represents the value of unvested stock options, calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount (if any) by which $156.00, the closing market price of our common stock on December 31, 2014, exceeds the exercise price of such option. The value of RSUs and restricted stock grants is calculated by multiplying the number of shares subject to acceleration multiplied by $156.00, the closing price of our common stock on December 31, 2014.

Non-Renewal by Company or Termination Without Cause or For Good Reason Without Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	1,046,732	11,298,184	4,550
David Shapiro	491,963	2,511,998	3,130
Barbara Duncan	409,988	2,193,302	8,764
Daniel Regan	369,876	3,941,327	8,764
Rachel McMinn	359,652	287,976	3,391

Termination Due to Disability Without Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	607,065	11,298,184	4,550
David Shapiro	71,963	—	—
Barbara Duncan	24,988	—	—
Daniel Regan	9,876	—	—
Rachel McMinn	4,652	—	—

Termination Due to Death Without Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	57,065	11,298,184	—
David Shapiro	71,963	—	—
Barbara Duncan	24,988	—	—
Daniel Regan	9,876	—	—
Rachel McMinn	4,652	—	—

Non-Renewal by Company or Termination Without Cause or For Good Reason Upon Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	2,036,398	11,298,184	9,100
David Shapiro	491,963	3,848,153	3,130
Barbara Duncan	409,988	3,468,939	8,764
Daniel Regan	369,876	8,871,379	8,764
Rachel McMinn	359,652	767,988	3,391

Director Compensation

The following table sets forth the compensation we paid to our non-employee directors during 2014.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)	Option Awards(3)(5)	Total
Srinivas Akkaraju, M.D., Ph.D.(6)(8)	$45,880	$45,164	$37,453	$128,497
Luca Benatti, Ph.D.(7)(8)	20,489	90,329	79,585	190,403
Paolo Fundaro(6)(8)	48,440	45,164	37,453	131,057
Sanj K. Patel(7)(8)	39,125	90,329	79,585	209,039
Glenn Sblendorio(7)(8)	41,299	90,329	79,585	211,213
Jonathan T. Silverstein(6)(8)	73,340	56,955	47,395	177,690
Lorenzo Tallarigo, M.D.	22,500	—	—	22,500
Klaus Veitinger, M.D., Ph.D.(6)(8)	53,120	45,164	37,453	135,737
Nicole S. Williams(6)(8)	58,560	45,164	37,453	141,177

(1)	Dr. Pruzanski has been omitted from this table because he received no compensation for serving on our board of directors. Dr. Pruzanski’s compensation as President and Chief Executive Officer for 2014 is detailed in “— Summary Compensation Table” above. Messrs. Patel and Sblendorio joined our board of directors in February 2014. Dr. Tallarigo left the service of our board of directors in July 2014 upon the completion of our 2014 annual meeting of stockholders, at which time Dr. Benatti joined our board of directors.
(2)	Includes the annual retainer paid to each director.
(3)	The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the director during 2014 computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 2, 2015 for a discussion of assumptions made by us in determining the grant date fair value of our equity awards.
(4)	During the year ended December 31, 2014, the above-listed directors received restricted stock awards for the following number of shares of our common stock: Dr. Akkaraju (226); Dr. Benatti (452); Mr. Fundaro (226); Mr. Patel (452); Mr. Sblendorio (452); Mr. Silverstein (285); Dr. Veitinger (226); and Ms. Williams (226). The restricted stock grants in 2014 to our outside directors were made under the 2012 Plan.
(5)	During the year ended December 31, 2014, we granted to our non-employee directors options to purchase common stock at an exercise price of $210.36 per share in the following amounts: Dr. Akkaraju (275); Dr. Benatti (551); Mr. Fundaro (275); Mr. Patel (551); Mr. Sblendorio (551); Mr. Silverstein (348); Dr. Veitinger (275); and Ms. Williams (275). The options grants in 2014 to our outside directors were made under the 2012 Plan.
(6)	All of the shares of common stock underlying the options and restricted stock awards vested in July 2015, subject to the terms and conditions of the 2012 Plan and our non-employee director compensation policy.
(7)	All of the shares of common stock underlying the options and restricted stock awards will vest in annually over three years on the anniversary date the director was first elected or appointed to our board of directors, subject to the terms and conditions of the 2012 Plan and our non-employee director compensation policy.
(8)	As of December 31, 2014, our directors and former directors had outstanding options to purchase common stock and outstanding restricted stock units or awards as set forth below:

Name	Stock Options	Restricted Stock
Srinivas Akkaraju, M.D., Ph.D.	8,504	226
Luca Benatti, Ph.D.	551	452
Paolo Fundaro	9,004	226
Sanj Patel	551	452
Glenn Sblendorio	551	452

Name	Stock Options	Restricted Stock
Jonathan Silverstein	3577	285
Lorenzo Tallarigo, M.D.	27,200	—
Klaus Veitinger, M.D., Ph.D.	12,614	226
Nicole Williams	33,752	226

All directors are eligible to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors, and our non-employee directors are also eligible to receive reimbursement, upon approval of the board of directors or a committee thereof, for reasonable out-of-pocket expenses incurred in connection with attendance at various conferences or meetings with our management.

In April 2014, our board of directors adopted a revised non-employee director compensation policy. Pursuant to the revised policy, our non-employee directors received the following cash compensation for service on our board of directors and our board committees for the 2014 fiscal year:

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Other Members
Board of Directors	$65,000	$40,000
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$7,000	$3,000

In addition, our non-employee directors who served on the board of directors for at least nine months prior to an annual meeting of stockholders received options to purchase common stock and shares of restricted stock based on the following valuations:

	Stock Options	Restricted Stock
Chairperson of the Board	$60,000	$60,000
Other Non-Employee Directors	$47,500	$47,500

Our non-employee director compensation policy provides that equity grants will vest on the one-year anniversary of the date of grant, subject to the director’s continued service on our board of directors; provided, however, that if the next subsequent annual meeting of stockholders is held prior to the one year anniversary date from the grant, the equity grants shall vest as of the close of business on the day immediately preceding such annual meeting date. The grants will vest in full immediately prior to a change in control of Intercept.

Under our non-employee director compensation policy, in 2014, our newly elected non-employee directors received options to purchase common stock equivalent to $95,000 in value and shares of restricted equivalent to $95,000 in value. Our non-employee director compensation policy provides that grants will be made on the first annual meeting of stockholders immediately following the appointment of the new non-employee director. However, if the new non-employee director is initially elected at an annual meeting of stockholders, the grants will be made as of the date of such annual meeting. The equity grants vest annually over three years on the anniversary of the date the new director is first elected or appointed to the board of directors (such anniversary referred to in this paragraph as an anniversary date), subject to the director’s continued service on the board; provided, however, if the next subsequent annual meeting of stockholders (starting from the annual meeting date in the year after the initial equity grants are made) is held prior to the anniversary date in that year, the annual vesting for such year will occur on the day immediately preceding the date of the annual meeting date in such year, subject to the director’s continued service on the board. The grants shall vest in full immediately prior to a change in control of Intercept.

The number of shares underlying the grants were determined based on a Black-Scholes calculation using the assumptions we use to determine fair value in accordance with applicable accounting rules. A full description of the non-employee director compensation policy pursuant to which non-employee directors were compensated during the 2014 fiscal year has been filed as Exhibit 10.1 to Intercept’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014 and is incorporated herein by reference.

On October 2015, our board of directors further revised our non-employee director compensation policy to provide that our non-employee directors who have served on the board of directors for at least five months prior to an annual meeting of stockholders will receive options to purchase 1,750 shares of common stock and 650 shares of restricted stock, and that newly elected non-employee directors will receive options to purchase 3,500 shares of common stock and 1,300 shares of restricted stock.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our company’s equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	1,555,403	(1)	$70.00	745,275	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,555,403		70.00	745,275

(1)	Consists of options to purchase 418,589 shares of common stock under our 2003 Stock Incentive Plan, or 2003 Plan, and options to purchase 1,017,466 shares of common stock and RSUs and restricted stock awards for 119,348 shares of common stock under our 2012 Plan.
(2)	Consists of shares available under our 2012 Plan, as no shares are available under our 2003 Plan. Our 2012 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year. The annual increase in the number of shares shall be equal to the lowest of: (i) 1,211,533 shares of our common stock; (ii) 4% of the number of shares of our common stock outstanding as of such date; and (iii) an amount determined by our board of directors or compensation committee. On January 1, 2015, pursuant to the evergreen provision, the number of available shares under the 2012 Plan was increased by 856,609 shares.

Compensation Committee Interlocks and Insider Participation

Until Dr. Tallarigo’s retirement from our board of directors after our annual meeting in July 2014, our compensation committee was composed of Drs. Veitinger and Tallarigo, Mr. Patel and Ms. Williams. Since September 2014, our compensation committee has been composed of Drs. Akkaraju and Veitinger and Messrs. Fundaro and Patel. No member of our compensation committee during fiscal 2014 has at any time been an officer or employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee, or other committee serving an equivalent function that has one or more executive officers serving as a member of our board of directors or compensation committee.

Risk Considerations in Our Compensation Program

Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the named executive officers (excluding the chief financial officer) if certain conditions are not satisfied. The compensation committee is informed about the tax deductibility and accounting treatment of compensation when making its compensation determinations. The compensation committee’s general policy is to develop and maintain compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment, which may include payments that might not be deductible if the compensation committee believes they are in the best interests of our company and our stockholders.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors has furnished the following report:

The audit committee assists the board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the board, which is available in the “Investors” section of our website at www.interceptpharma.com. This committee reviews and reassesses our charter annually and recommends any changes to the board for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2014, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management and KPMG LLP, our independent registered public accounting firm;
•	Discussed with KPMG LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the audit committee and the audit committee further discussed with KPMG LLP their independence.

The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and KPMG LLP, the audit committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

In 2014, the audit committee reviewed KPMG LLP’s work relating to our annual and quarterly financial statements, along with KPMG LLP’s work relating to our public offerings completed in 2014. Based on KPMG LLP’s performance, the audit committee recommends that our stockholders ratify the appointment of KPMG LLP as our auditors for fiscal 2015.

Members of the Audit Committee

Nicole Williams, Chairperson
Luca Benatti, Ph.D.
Glenn Sblendorio

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the reports furnished to us and written representations that no other reports were required, during the fiscal year 2014, all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except for the following Forms 4 which were inadvertently filed late: Form 4 of Mark Pruzanski filed on August 6, 2014 reporting the exercise of stock options and the sale of shares of common stock on August 1, 2014; Forms 4 of Luciano Adorini, Daniel Regan and Klaus Veitinger filed on August 15, 2014 reporting the exercise of stock options and the sale of shares of common stock on August 12, 2014; and Form 4 of Srinivas Akkaraju filed on November 14, 2014 reporting the vesting of restricted stock units and the conversion thereof into shares of common stock on October 16, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2014, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Paolo Fundaro	Mr. Fundaro is the chief financial officer of Genextra S.p.A., which is one of our principal stockholders.
Jonathan Silverstein	Mr. Silverstein is a member of OrbiMed Advisors LLC, whose affiliated fund is one of our principal stockholders.

Dr. Tallarigo was the chief executive officer of Genextra S.p.A., which is one of our principal stockholders, until his retirement from our board of directors in July 2014.

Reimbursement of Expenses

Pursuant to the third amended and restated stockholders agreement, we reimbursed Genextra S.p.A. and OrbiMed Advisors LLC for their expenses related to the registered secondary offering of our common stock in April 2014 (other than any underwriting discounts and commissions), including approximately $70,000 for the legal fees of the selling stockholders in connection with that transaction.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

ELECTION OF DIRECTORS

(Proposal 1)

Upon recommendation of the nominating and governance committee, the board of directors has nominated Srinivas Akkaraju, M.D., Ph.D., Luca Benatti, Ph.D., Paolo Fundaro, Mark Pruzanski, M.D., Gino Santini, Glenn Sblendorio, Jonathan T. Silverstein, Klaus Veitinger, M.D., Ph.D., and Daniel Welch for election at the annual meeting. If they are elected, they will serve on our board of directors until the 2016 annual meeting of stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of the nominees listed above. If any nominee should be unable or unwilling to serve on our board of directors, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted FOR each nominee at the meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF SRINIVAS AKKARAJU, M.D., PH.D., LUCA BENATTI, PH.D., PAOLO FUNDARO, MARK PRUZANSKI, M.D., GINO SANTINI, GLENN SBLENDORIO, JONATHAN T. SILVERSTEIN, KLAUS VEITINGER, M.D., PH.D., AND DANIEL WELCH AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ADVISORY VOTE ON EXECUTIVE COMPENSATION, OR “SAY-ON-PAY”

(Proposal 2)

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast a non-binding, advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is commonly referred to as “say-on-frequency” and is the subject of Proposal 3.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Officer and Director Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors with respect to the year ended December 31, 2014. As we describe in the Compensation Discussion and Analysis section, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Intercept Pharmaceuticals, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof),create or imply any change to the fiduciary duties of us or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ADVISORY VOTE ON FREQUENCY OF FUTURE
EXECUTIVE COMPENSATION ADVISORY VOTES

(Proposal 3)

In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation and is consistent with our policy of reviewing our compensation program annually and with us being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for Intercept at this time.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and Intercept to hold the advisory vote to approve executive compensation more or less frequently than the option selected by a plurality of our stockholders.

OUR BOARD OF DIRECTORS BELIEVES THAT HOLDING THE EXECUTIVE COMPENSATION ADVISORY VOTE EACH YEAR IS IN THE BEST INTERESTS OF INTERCEPT AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” A FREQUENCY OF EVERY ONE YEAR.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

The audit committee of our board of directors has appointed KPMG LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2015. Although stockholder approval of the appointment of KPMG LLP is not required by law or NASDAQ rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this appointment. KPMG LLP audited our financial statements for the fiscal year ended December 31, 2014, and has served as our auditors since 2008. We expect that representatives of KPMG LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by KPMG LLP during those periods.

(in thousands)	2014	2013
Audit fees	$394	$355
Audit related fees	—	—
Tax fees	48	23
All other fees	—	—
Total	$442	$378

Audit fees include fees associated with the annual audit, review of our quarterly reports on Form 10-Q, consents related to filings with the SEC and KPMG LLP’s work in connection with our financing activities. Tax fees include tax compliance, preparation of state and federal income tax returns, and preparation of sales tax returns.

Auditor Independence

The audit committee has determined that the provision of services rendered above is compatible with maintaining KPMG LLP’s independence. All audit related, tax and other services are required to be pre-approved by the audit committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the following year’s audit, management submits an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its meetings.

In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

The audit committee regularly evaluates the performance of KPMG LLP. In 2014, our audit committee reviewed KPMG LLP’s work relating to our annual and quarterly financial statements, along with KPMG LLP’s work relating to our public offerings completed in 2014. Based on KPMG LLP’s performance relating to our annual and quarterly financial review and their performance relating to our financing activities in 2014, our audit committee recommends that our stockholders ratify the appointment of KPMG LLP as our auditors for fiscal 2015.

We expect a representative of KPMG LLP to attend the Annual Meeting either in person or via teleconference. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a global code of business conduct, or code of conduct, that applies to all of our employees, including our chief executive officer and chief financial and accounting officers, which was revised and adopted by our board of directors on October 1, 2015, as disclosed in our Current Report on Form 8-K filed on October 7, 2015. The text of the code of conduct is posted in the “Investors” section of our website at www.interceptpharma.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of such amendment or waiver, unless posting on our website or the issuance of a press release of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2016 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than July 1, 2016. To be considered for presentation at the 2016 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than July 27, 2016 and no later than August 26, 2016; provided, however, that if the 2016 annual meeting date is more than 30 days before or 30 days after the anniversary of the 2015 annual meeting date, notice must be delivered by the stockholder not earlier than the close of business on the 120th day prior to the 2016 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2016 annual meeting and (ii) the close of business on the tenth day following the day on which public announcement of the date of the 2016 annual meeting is first made by us. Proposals that are not received in a timely manner will not be voted on at the 2016 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, Intercept Pharmaceuticals, Inc., 450 West 15th Street, Suite 505, New York, NY 10011.

New York, NY
October 29, 2015

INTERCEPT PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

NOVEMBER 24, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on November 24, 2015

The Proxy Statement and Annual Report for 2014 are available at
http://www.interceptpharma.com/proxy.html

INTERCEPT PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Mark Pruzanski and Barbara Duncan, or either of them, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $0.001 per share, of Intercept Pharmaceuticals, Inc. (the “Company”), which the undersigned will be entitled to vote if personally present at the Annual Meeting of the Stockholders of the Company to be held on November 24, 2015, at 9:00 a.m. ET at the Company’s corporate headquarters, located at 450 W. 15th Street, Suite 505, New York, NY 10011, upon matters set forth in the Notice of 2015 Annual Meeting of Stockholders and Proxy Statement dated October 29, 2015, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as directed. If no direction is made, the proxy shall be voted FOR the election of the listed nominees as directors, FOR the holding of a non-binding, advisory vote on executive compensation, FOR the holding of a non-binding, advisory vote on the frequency of future executive compensation every ONE YEAR, and FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015 and, in the case of other matters that legally come before the meeting, as said proxy(s) may deem advisable.

Please check here if you plan to attend the Annual Meeting of Stockholders on November 24, 2015 at 9:00 a.m. (ET). ☐

(Continued and to be signed on Reverse Side)

VOTE ON INTERNET
Go to http://www.interceptpharma.com/proxy.html and
log-on using the below control number.

CONTROL #

VOTE BY MAIL
Mark, sign and date your proxy card and return it
in the envelope we have provided.

VOTE IN PERSON
If you would like to vote in person, please attend the
Annual Meeting to be held on November 24, 2015 at
9:00 a.m. ET.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

Annual Meeting Proxy Card — Common Stock

DETACH PROXY CARD HERE TO VOTE BY MAIL

The Board of Directors recommends you vote FOR each director nominee:

(1)	Election of Directors:

[ ] FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	[ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THE NOMINEES’ NAMES BELOW:

01 Srinivas Akkaraju	02 Luca Benatti	03 Paolo Fundaro
04 Mark Pruzanski	05 Gino Santini	06 Glenn Sblendorio
07 Jonathan Silverstein	08 Klaus Veitinger	09 Daniel Welch

The Board of Directors recommends you vote FOR the following proposal:

(2)	To approve, on an advisory basis, our executive compensation:

[ ] VOTE FOR	[ ] VOTE AGAINST	[ ] ABSTAIN

The Board of Directors recommends you vote ONE (1) YEAR on the following proposal:

(3)	To recommend, on an advisory basis, the frequency of future advisory votes on our executive compensation:

[ ] 1 YEAR	[ ] 2 YEARS	[ ] 3 YEARS	[ ] ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

(4)	To approve a proposal to ratify the Board’s appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015:

[ ] VOTE FOR	[ ] VOTE AGAINST	[ ] ABSTAIN

Date	Signature	Signature, if held jointly

Note:  This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

To change the address on your account, please check the box ☐ At right and indicate your new address.